                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark one)

[x] ANNUAL REPORT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

         For the fiscal year ended December 31, 1998


                                       OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)


         For the transition period from _________________ to _________________.


                        Commission file number : 0-19786




                  PhyCor, Inc. Savings and Profit Sharing Plan
                  --------------------------------------------
              (Full title of the plan and the address of the plan,
                if different from that of the issuer named below)




                                  PhyCor, Inc.
                        30 Burton Hills Blvd., Suite 400
                           Nashville, Tennessee 37215
                           --------------------------
                   (Name of the issuer of the securities held
                     pursuant to the plan and the address of
                         its principal executive office)

Items 1-3         Not applicable


Item 4            See pages 3-50.

                            PHYCOR, INC. SAVINGS AND
                               PROFIT SHARING PLAN

                       Financial Statements and Schedules

                           December 31, 1998 and 1997

                   (With Independent Auditors' Report Thereon)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                                Table of Contents


                                                                                                                 PAGE

Independent Auditors' Report                                                                                       5

Statements of Net Assets Available for Plan Benefits                                                               6

Statements of Changes in Net Assets Available for Plan Benefits                                                    7

Notes to Financial Statements                                                                                      8

SCHEDULES:

1   Schedule 1 - Item 27(a) Schedule of Assets Held for Investment Purposes                                       24

2   Schedules 2, 3, 4, and 5 - Item 27(d) Schedule of Reportable Transactions                                     47

                          INDEPENDENT AUDITORS' REPORT


Trustees of the PhyCor, Inc.
Savings and Profit Sharing Plan:


We have audited the accompanying statements of net assets available for plan benefits of the PhyCor, Inc. Savings and Profit Sharing Plan (Plan) as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the PhyCor, Inc. Savings and Profit Sharing Plan as of December 31, 1998 and 1997, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                          KPMG LLP


June 18, 1999

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Notes to Financial Statements

                           December 31, 1998 and 1997

          ASSETS                                                  1998                1997
          ------                                              -------------       ------------

Assets held by custodians, at fair value:
     Money market funds                                       $  12,441,512         21,203,430
     U.S. Government securities                                   8,297,190          1,728,830
     Mutual funds and common trust funds                        301,403,315        240,203,830
     Corporate debt instruments                                     248,244            214,859
     Common stock                                               120,914,986        121,876,684
     Investments in securities of participating employer          5,859,595         16,273,953
     Preferred stock                                                147,925            144,034
     Guaranteed insurance contracts                                   6,221          1,103,075
     Life insurance policies and annuities and other              1,029,334          1,184,686
     Loans to participants                                        3,675,194          3,351,995
     Partnership/Joint venture interests                          2,420,513          2,763,533
                                                              -------------       ------------

           Total investments                                    456,444,029        410,048,909

     Accrued investment income                                       77,505             81,478
     Cash                                                           385,572              1,523
                                                              -------------       ------------

           Total assets held by custodians                      456,907,106        410,131,910
                                                              -------------       ------------

Contributions receivable:
     Employees and participating physicians                         848,384          4,161,071
     Employer                                                     7,044,759          8,785,170
                                                              -------------       ------------

           Total contributions receivable                         7,893,143         12,946,241
                                                              -------------       ------------

           Total assets                                         464,800,249        423,078,151

        LIABILITIES
        -----------
Refundable contributions, including
      investment income                                          (2,038,960)        (3,782,653)
Accrued administrative fees                                      (1,596,893)           (89,649)
Other liabilities                                                        --           (194,083)
                                                              -------------       ------------

           Net assets available for plan benefits             $ 461,164,396        419,011,766
                                                              =============       ============


See accompanying notes to financial statements.

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

         Statements of Changes in Net Assets Available for Plan Benefits

                  For the year ended December 31, 1998 and 1997

                                                                       1998             1997
                                                                   ------------      -----------

Additions:
     Contributions:
        Employees and participating physicians                     $ 27,763,383       28,783,168
        Employer                                                     38,996,689       36,067,440
        Rollovers and transfers received from other plans             1,386,570       17,241,729
                                                                   ------------      -----------

           Total contributions                                       68,146,642       82,092,337
                                                                   ------------      -----------

     Investment income:
        Interest                                                      4,117,585        3,025,345
        Dividends                                                     4,684,557        6,710,019
        Other                                                                --           60,326
                                                                   ------------      -----------

           Total investment income                                    8,802,142        9,795,690
                                                                   ------------      -----------

     Net appreciation of investments:
        Realized                                                     10,784,564       29,818,045
        Unrealized                                                   12,649,204       25,090,967
                                                                   ------------      -----------

     Net realized and unrealized appreciation
        of investments                                               23,433,768       54,909,012
                                                                   ------------      -----------

           Total additions                                          100,382,552      146,797,039

Deductions:
     Benefit payments                                                53,308,582       21,932,376
     Administrative expenses                                          2,882,380        1,639,368
     Refund of excess contributions                                   2,038,960        3,832,568
                                                                   ------------      -----------

           Total deductions                                          58,229,922       27,404,312
                                                                   ------------      -----------

           Increase in net assets available for plan benefits        42,152,630      119,392,727

Net assets available for plan benefits:
     Beginning of year                                              419,011,766      299,619,039
                                                                   ------------      -----------

     End of year                                                   $461,164,396      419,011,766
                                                                   ============      ===========



     See accompanying notes to financial statements.

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                         Notes to Financial Statements

                           December 31, 1998 and 1997





(1)      DESCRIPTION OF THE PLAN

         The following description of the PhyCor, Inc. Savings and Profit Sharing Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

         (A)      GENERAL

                  The Plan is a defined contribution retirement income plan covering most full-time employees and certain part-time employees of PhyCor, Inc. (the Sponsor) or its subsidiaries who have completed one year of service. Certain physicians and other employees at medical clinics operated by the Sponsor are also eligible (Participating Physicians). Participating Physician contributions are either made by the participating physician group or individually. The Plan became effective January 1, 1989 and is subject to and is believed to comply with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

         (B)      PLAN ADMINISTRATION

                  The Northern Trust Company (Northern Trust) replaced Equitable Trust Company as Plan Trustee effective April 1, 1997. Individual participant accounts are maintained by Northern Trust Retirement Consulting, Inc. based upon information provided by the Sponsor. Contributions are paid into a trust administered by Northern Trust.

                  The Plan provides that all necessary expenses of the Plan may be paid by the Sponsor or out of the assets of the Plan. As allowed by the Plan, such expenses reduce the investment income allocated to the respective separate investment accounts.

         (C)      CONTRIBUTIONS

                  Participants may make pre-tax contributions ranging from 1% to 15% of the first $160,000 of their annual compensation into the Plan subject to limitations set forth in the Internal Revenue Code (IRC) of 1986. All participant contributions are 100% vested and nonforfeitable.





                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Notes to Financial Statements

                           December 31, 1998 and 1997





                  The Sponsor and Participating Physicians may make discretionary profit sharing contributions. First, any profit sharing contribution is allocated to active participants on the basis of a participant's total compensation, up to 3% of compensation. Second, any remaining amount will be allocated based on a participant's compensation in excess of the FICA taxable wage base in proportion to the total of such compensation for all participants who are actively employed at the end of the plan year. Such amount is limited to the lesser of 10% of the excess compensation or the maximum permitted under the IRC. Finally, any remaining amount will be allocated to any participant who has attained age forty-one based on the participant's compensation in excess of the FICA taxable wage base in proportion to the total of such compensation, limited to the maximum permitted under the IRC. Profit sharing contributions made by the sponsor along with related investment income are subject to the following vesting schedule:

                            YEARS OF SERVICE                                        VESTING PERCENTAGE
                       ------------------------------------------------------------------------------------

                           Less than 2 years                                                 0%
                                   2                                                        20%
                                   3                                                        40%
                                   4                                                        60%
                                   5                                                        80%
                                   6                                                       100%


                  In the event of retirement (on or after the normal retirement date), death, or disability, a participant becomes 100% vested in all amounts credited to the participant's account.

                  In addition, the Sponsor and Participating Physicians may make, at their discretion, a contribution of up to 2% of compensation for all employees eligible to participate in the Plan at any time during the year. This contribution, referred to as a nonelective contribution, is allocated on the basis of each eligible employee's compensation in proportion to the total of eligible employees' compensation and is fully vested when made.

         (D)      INVESTMENT OPTIONS

                  Contributions to the Plan are deposited at the participant's direction in one or more of the following Northern Trust investment funds:

                           CONSERVATIVE LIFESTYLE PORTFOLIO: This is a moderately conservative fund which invests in a combination of other "core" investment funds offered through the Plan. The fund is composed of five of the Plan's investment options which include the Stable Value, Core Fixed Income, Value, Growth, and Foreign funds.



                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Notes to Financial Statements

                           December 31, 1998 and 1997





                           MODERATE LIFESTYLE PORTFOLIO: This is a moderately aggressive fund which invests in a combination of other "core" investment funds offered through the Plan. The fund is composed of six of the Plan's investment options which include the Stable Value, Core Fixed Income, Value, Growth, Foreign and Aggressive Equity funds.

                           AGGRESSIVE LIFESTYLE PORTFOLIO: This is an aggressive growth oriented fund which invests in a combination of other "core" investment funds offered through the Plan. The fund is composed of four of the Plan's investment options which include the Value, Growth, Foreign and Aggressive Equity funds.

                           STABLE VALUE FUND: This fund invests primarily in U.S. Treasury and agency securities, guaranteed investment contracts and asset backed securities.

                           CORE FIXED INCOME FUND: This fund invests primarily in bonds of U.S. and foreign companies and U.S. Treasury securities.

                           INDEX FUND: This fund invests primarily in common stock of the companies listed on the S&P 500. Additionally, the fund invests in index futures.

                           VALUE FUND: This fund invests primarily in the common stock of mid-to-large sized companies considered to be under-valued.

                           GROWTH FUND: This fund invests primarily in the common stock of mid-to-large-sized U.S. companies that are believed to have potential for significant growth.

                           FOREIGN FUND: This fund invests primarily in stocks, bonds, and money market instruments of companies located outside the U.S.

                           AGGRESSIVE EQUITY FUND: This fund invests primarily in the common stock of small-to-medium-sized companies which are believed to have the potential for significant capital appreciation and strong growth earnings.

                           PHYCOR STOCK FUND: This fund invests primarily in the common stock of the Plan sponsor.

         (E)      FUNDING POLICY

                  The Plan provides that all employee contributions are funded as soon as practicable, no later than the date required by applicable Department of Labor (DOL) regulations. The Participating Physicians' contributions are funded in accordance with Internal Revenue Service (IRS) and DOL regulations. Employer contributions are funded no later than September 15 of the year following the year the contribution is accrued.



                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                         Notes to Financial Statements

                           December 31, 1998 and 1997


                  The DOL is currently conducting an investigation of the administration of the Plan primarily related to timing of participant contributions. The Sponsor does not believe that such investigation will have a material impact on the Plan's financial position or results of operations.

         (F)      PLAN EARNINGS AND FORFEITURES

                  Each participant's account is credited with an allocation of Plan earnings daily. Forfeitures, which amounted to approximately $2,584,000 and $43,000 in 1998 and 1997, respectively, reduce the employer's contributions in the year in which the forfeitures arise.

                  Any dividends or other distributions on common stock of the participating employer in the PhyCor stock fund are allocated to each participant's account based on the value of the participant's account balance as of the allocation date.

         (G)      BENEFIT PAYMENTS AND WITHDRAWALS

                  Upon termination of employment for reasons other than retirement (on or after the normal retirement date), death, or disability, participants are entitled to receive the vested balance of their account as of the day preceding the distribution.

                  The distribution of benefit payments normally begins within 60 days following the close of the plan year in which the participant attains his normal retirement age, or if the participant elects, not later than age 70 1/2. The participant may elect to receive benefits in the form of a lump-sum distribution, or monthly installments over a period not to exceed the participant's remaining life expectancy.

         (H)      LOANS TO PARTICIPANTS

                  Participants may borrow from their account a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loan transactions are treated as a transfer between the individual investment funds and the Participant Loan fund. Loan terms range from a minimum of 1 year up to a maximum of 5 years. The loans are secured by the balance in the participant's account and bear interest at a rate equal to the prime rate, as of the first of the month in which the loan application is made, plus 1.0%. Principal and interest is paid ratably through monthly payroll deductions.





                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Notes to Financial Statements

                           December 31, 1998 and 1997





         (I)      TERMINATION

                  Although it has not expressed any intent to do so, the Sponsor has the right to terminate the Plan at any time. In the event of termination of the Plan, the administrator will distribute the Plan assets, after payment of expenses, to or on behalf of participants in proportion to the amount credited to the account of each participant.

         (J)      FEDERAL INCOME TAXES

                  The Plan obtained its latest determination letter on October 1, 1998, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan Administrator and the Plan's legal counsel believe that the plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A)      BASIS OF PRESENTATION

                  The accompanying financial statements have been prepared on the accrual basis of accounting.

         (B)      INVESTMENT VALUATION AND INCOME RECOGNITION

                  Generally, the Plan's investments are stated at fair value. The fair value of marketable equity and debt securities is based upon quotations obtained from national securities exchanges; where investments are not listed on an exchange, quotations are obtained from brokerage firms. Units of common trust funds, mutual funds, life insurance policies, and annuities are valued at the unit value of the fund or policy at the valuation date. Loans to participants are valued at cost which approximates fair value. Purchase and sales of investment securities are recorded on a trade-date basis. The average cost method is used in determining the cost of investments sold.

         (C)      USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires the Plan Administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of related changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.





                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Notes to Financial Statements

                           December 31, 1998 and 1997





(3)      ASSETS HELD BY CUSTODIAN

         The Plan permits participants to direct the investment of their accounts. The investment assets held in segregated accounts totaled $42,536,856 and $31,820,594 at December 31, 1998 and 1997,
         respectively. Such accounts are credited only with their respective investment earnings or losses and do not share in the investment earnings of other assets of the Plan. Net investment income on self-directed accounts totaled $67,909 and $1,471,503 for 1998 and 1997, respectively.

         Net realized and unrealized appreciation (depreciation) in the fair value of investments during 1998 and 1997 was attributable to:

                                                                       1998              1997
                                                                   ------------       -----------

                  Common stock                                     $ 15,461,278        46,131,302
                  Mutual funds                                       18,722,223         9,753,156
                  Securities of participating employer              (12,213,099)          854,753
                  Other                                               1,463,366        (1,830,199)
                                                                   ------------       -----------

                                                                   $ 23,433,768        54,909,012
                                                                   ============       ===========

         The fair value of the following individual investments represent 5% or more of the Plan's net assets at December 31, 1998 and 1997:

                                                                       1998                  1997
                                                                   ------------           ----------

                  Neuberger & Berman Partner Trust Fund            $ 38,637,228           42,509,923
                  Collective Stable Asset Fund                       40,600,422           31,670,307
                  MFS Research Fund                                  38,129,212           29,259,003
                  Janus Income Capital Fund                          34,232,467           24,700,633
                  SoGen Overseas Fund                                26,270,402           25,612,774
                  Franklin Strategic Small Cap Growth Fund           21,718,447           16,131,961
                  Northern Institutional Bond Portfolio              50,523,661           41,801,804

(4)      REFUNDABLE CONTRIBUTIONS

         Refundable contributions as of December 31, 1998 and 1997, consist of $2,038,960 and $3,782,653, respectively, of excess contributions and earnings. These amounts were refunded in 1999 and 1998, respectively.





                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Note to Financial Statements

                           December 31, 1998 and 1997

(5)      INVESTMENT OPTIONS

The following is a summary of net assets available for plan benefits as of December 31, 1998 allocated among the investment alternatives:

                                               CONSERVATIVE        MODERATE        AGGRESSIVE         STABLE          CORE FIXED
                                                 LIFESTYLE        LIFESTYLE         LIFESTYLE         VALUE             INCOME
     ASSETS                                      PORTFOLIO        PORTFOLIO         PORTFOLIO          FUND              FUND
                                                -----------      ------------      -----------      -----------      -----------
Assets held by custodian, at fair value:
     Money market funds                         $   100,565         3,165,113          980,042               --          550,219
     Government securities                               --                --               --               --               --
     Mutual funds and common trust funds          5,760,237       108,027,282       22,120,020       15,074,037       24,012,934
     Corporate bonds and notes                           --                --               --               --               --
     Common stock                                   348,801        27,938,529       10,467,323               --               --
     Investments in securities of
         participating employer                          --                --               --               --               --
     Preferred stock                                     --                --               --               --               --
     Guaranteed insurance contracts                     284             2,980               --               --            2,957
     Life insurance policies and annuities               --                --               --               --               --
     Loans to participants                               --                --               --               --               --
     Limited partnerships and real estate            10,400           498,909          187,459               --               --
                                                -----------      ------------      -----------      -----------      -----------

            Total investments                     6,220,287       139,632,813       33,754,844       15,074,037       24,566,110

     Accrued investment income                          487            17,728            6,644               --               86
     Cash                                                --           109,233           40,748               --               --
                                                -----------      ------------      -----------      -----------      -----------

            Total assets held by custodians       6,220,774       139,759,774       33,802,236       15,074,037       24,566,196
                                                -----------      ------------      -----------      -----------      -----------

     Contributions receivable:
         Employees and participating
            physicians                               24,928           253,310          134,129           17,909           21,919
         Employer                                   102,890         2,813,169          713,775          148,228          197,013
                                                -----------      ------------      -----------      -----------      -----------

            Total contributions receivable          127,818         3,066,479          847,904          166,137          218,932
                                                -----------      ------------      -----------      -----------      -----------

            Total assets                          6,348,592       142,826,253       34,650,140       15,240,174       24,785,128

     LIABILITIES

     Refundable contributions,
         including investment income                (22,469)         (517,795)        (266,907)         (61,119)        (180,366)
     Accrued administrative fees                    (13,177)         (307,688)         (76,566)         (33,420)         (47,064)
     Other liabilities                                   --                --               --               --               --
                                                -----------      ------------      -----------      -----------      -----------

            Net assets available for
                plan benefits                   $ 6,312,946       142,000,770       34,306,667       15,145,635       24,557,698
                                                ===========      ============      ===========      ===========      ===========

                                                  INDEX             VALUE
                                                   FUND              FUND
                                                -----------      -----------
Assets held by custodian, at fair value:
     Money market funds                                  --        4,413,319
     Government securities                               --               --
     Mutual funds and common trust funds         15,104,962       26,064,089
     Corporate bonds and notes                           --               --
     Common stock                                        --       32,253,438
     Investments in securities of
         participating employer                          --               --
     Preferred stock                                     --               --
     Guaranteed insurance contracts                      --               --
     Life insurance policies and annuities               --               --
     Loans to participants                               --               --
     Limited partnerships and real estate                --          961,789
                                                -----------      -----------

            Total investments                    15,104,962       63,692,635

     Accrued investment income                           --           44,527
     Cash                                                --               --
                                                -----------      -----------

            Total assets held by custodians      15,104,962       63,737,162
                                                -----------      -----------

     Contributions receivable:
         Employees and participating
            physicians                               51,097           66,141
         Employer                                   431,376          670,629
                                                -----------      -----------

            Total contributions receivable          482,473          736,770
                                                -----------      -----------

            Total assets                         15,587,435       64,473,932

     LIABILITIES

     Refundable contributions,
         including investment income                (90,156)        (301,747)
     Accrued administrative fees                    (31,795)        (155,920)
     Other liabilities                                   --               --
                                                -----------      -----------

            Net assets available for
                plan benefits                    15,465,484       64,016,265
                                                ===========      ===========

                                                                     (Continued)

                                  AGGRESSIVE         PHYCOR
  GROWTH          FOREIGN           EQUITY           STOCK        PARTICIPANT         SELF
   FUND             FUND             FUND             FUND           LOANS          DIRECTED           TOTAL
-----------      -----------      -----------      ----------      ----------      -----------      ------------

         --               --        2,370,927         834,213              --           27,114        12,441,512
         --               --               --              --              --        8,297,190         8,297,190
 39,460,253       13,591,634       13,270,338              --              --       18,917,529       301,403,315
         --               --               --              --              --          248,244           248,244
      2,529               --       36,432,804              --              --       13,471,562       120,914,986

         --               --               --       5,859,595              --               --         5,859,595
         --               --               --              --              --          147,925           147,925
         --               --               --              --              --               --             6,221
         --               --               --              --              --        1,029,334         1,029,334
         --               --               --              --       3,675,194               --         3,675,194
         --               --          365,694              --              --          396,262         2,420,513
-----------      -----------      -----------      ----------      ----------      -----------      ------------

 39,462,782       13,591,634       52,439,763       6,693,808       3,675,194       42,535,160       456,444,029

         --               --            5,159           1,178              --            1,696            77,505
         --               --          235,591              --              --               --           385,572
-----------      -----------      -----------      ----------      ----------      -----------      ------------

 39,462,782       13,591,634       52,680,513       6,694,986       3,675,194       42,536,856       456,907,106
-----------      -----------      -----------      ----------      ----------      -----------      ------------



     56,755           22,305           72,698          27,483         100,083             (373)          848,384
    445,063          237,382          619,393         146,393              --          519,448         7,044,759
-----------      -----------      -----------      ----------      ----------      -----------      ------------

    501,818          259,687          692,091         173,876         100,083          519,075         7,893,143
-----------      -----------      -----------      ----------      ----------      -----------      ------------

 39,964,600       13,851,321       53,372,604       6,868,862       3,775,277       43,055,931       464,800,249




   (207,782)         (78,012)        (276,747)        (35,860)             --               --        (2,038,960)
    (74,942)         (26,617)        (138,307)       (618,162)         (5,918)         (67,317)       (1,596,893)
         --               --               --              --              --               --                --
-----------      -----------      -----------      ----------      ----------      -----------      ------------


 39,681,876       13,746,692       52,957,550       6,214,840       3,769,359       42,988,614       461,164,396
===========      ===========      ===========      ==========      ==========      ===========      ============





                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Note to Financial Statements

                           December 31, 1998 and 1997




The following is a summary of net assets available for plan benefits as of December 31, 1997 allocated among the investment alternatives:

                                               CONSERVATIVE        MODERATE        AGGRESSIVE          STABLE         CORE FIXED
                                                 LIFESTYLE        LIFESTYLE         LIFESTYLE          VALUE            INCOME
     ASSETS                                      PORTFOLIO        PORTFOLIO         PORTFOLIO           FUND             FUND
   ----------                                   -----------      ------------      -----------      -----------      -----------

Assets held by custodian, at fair value:
     Money market funds                         $   112,723         3,219,640          388,629           68,841        1,788,066
     Government securities                               --                --               --               --               --
     Mutual funds and common trust funds          2,564,932        89,078,278       14,718,304       11,564,703       18,983,438
     Corporate bonds and notes                           --                --               --               --               --
     Common stock                                   153,881        25,636,882        7,358,304               --               --
     Investments in securities of
         participating employer                          --                --               --               --               --
     Preferred stock                                     --                --               --               --               --
     Guaranteed insurance contracts                  27,467           574,702               --               --          500,906
     Life insurance policies and annuities               --                --               --               --               --
     Loans to participants                               --                --               --               --               --
     Limited partnerships and real estate             5,462           493,285          149,071               --               --
                                                -----------      ------------      -----------      -----------      -----------

            Total investments                     2,864,465       119,002,787       22,614,308       11,633,544       21,272,410

     Accrued investment income                          348            18,497            3,855              578            2,782
     Cash                                                --                --               --               --               --
                                                -----------      ------------      -----------      -----------      -----------

            Total assets held by custodians       2,864,813       119,021,284       22,618,163       11,634,122       21,275,192
                                                -----------      ------------      -----------      -----------      -----------

     Contributions receivable:
         Employees and participating
            physicians                               22,985         1,201,035          461,453          271,741          197,529
         Employer                                    96,392         3,421,851        1,419,919          191,577          362,300
                                                -----------      ------------      -----------      -----------      -----------

            Total contributions receivable          119,377         4,622,886        1,881,372          463,318          559,829
                                                -----------      ------------      -----------      -----------      -----------

            Total assets                          2,984,190       123,644,170       24,499,535       12,097,440       21,835,021

     LIABILITIES


     Refundable contributions,
         including investment income                (20,052)       (1,030,427)        (415,304)        (165,603)         (90,188)
     Accrued administrative fees                       (142)          (20,298)          (5,658)            (142)            (233)
     Other liabilities                                   --           (29,112)         (48,521)              --               --
                                                -----------      ------------      -----------      -----------      -----------

            Net assets available for
                plan benefits                   $ 2,963,996       122,564,333       24,030,052       11,931,695       21,744,600
                                                ===========      ============      ===========      ===========      ===========


                                                  INDEX           VALUE
                                                   FUND            FUND
                                                ----------      -----------

Assets held by custodian, at fair value:
     Money market funds                            294,599        1,674,153
     Government securities                              --               --
     Mutual funds and common trust funds         4,571,345       30,998,306
     Corporate bonds and notes                          --               --
     Common stock                                       --       35,930,462
     Investments in securities of
         participating employer                         --               --
     Preferred stock                                    --               --
     Guaranteed insurance contracts                     --               --
     Life insurance policies and annuities              --               --
     Loans to participants                              --               --
     Limited partnerships and real estate               --        1,284,896
                                                ----------      -----------

            Total investments                    4,865,944       69,887,817

     Accrued investment income                         603           34,204
     Cash                                               --               --
                                                ----------      -----------

            Total assets held by custodians      4,866,547       69,922,021
                                                ----------      -----------

     Contributions receivable:
         Employees and participating
            physicians                             130,660          569,903
         Employer                                  111,401        1,510,274
                                                ----------      -----------

            Total contributions receivable         242,061        2,080,177
                                                ----------      -----------

            Total assets                         5,108,608       72,002,198

     LIABILITIES


     Refundable contributions,
         including investment income               (69,631)        (713,085)
     Accrued administrative fees                       (44)         (26,065)
     Other liabilities                                  --               --
                                                ----------      -----------

            Net assets available for
                plan benefits                    5,038,933       71,263,048
                                                ==========      ===========





                                                                     (Continued)

                                  AGGRESSIVE          PHYCOR
  GROWTH           FOREIGN          EQUITY            STOCK        PARTICIPANT       SELF
   FUND              FUND            FUND              FUND           LOANS        DIRECTED         TOTAL
-----------      -----------      -----------      -----------      ---------     ----------     ------------

  1,014,994          214,293        1,957,257        1,271,630             --      9,198,605       21,203,430
         --               --               --               --             --      1,728,830        1,728,830
 28,477,414       15,998,792       11,275,431               --             --     11,972,887      240,203,830
      2,860               --               --               --             --        211,999          214,859
         --               --       45,863,703               --             --      6,933,452      121,876,684

         --               --               --       16,273,953             --             --       16,273,953
         --               --               --               --             --        144,034          144,034
         --               --               --               --             --             --        1,103,075
         --               --               --               --             --      1,184,686        1,184,686
         --               --               --               --      3,351,995             --        3,351,995
         --               --          395,648               --             --        435,171        2,763,533
-----------      -----------      -----------      -----------      ---------     ----------     ------------

 29,495,268       16,213,085       59,492,039       17,545,583      3,351,995     31,809,664      410,048,909

      2,077               --            7,933            1,194             --          9,407           81,478
         --               --               --               --             --          1,523            1,523
-----------      -----------      -----------      -----------      ---------     ----------     ------------

 29,497,345       16,213,085       59,499,972       17,546,777      3,351,995     31,820,594      410,131,910
-----------      -----------      -----------      -----------      ---------     ----------     ------------



    251,503           56,804          625,980          182,878             --        188,600        4,161,071
    336,832          531,232          552,514          226,977             --         23,901        8,785,170
-----------      -----------      -----------      -----------      ---------     ----------     ------------

    588,335          588,036        1,178,494          409,855             --        212,501       12,946,241
-----------      -----------      -----------      -----------      ---------     ----------     ------------

 30,085,680       16,801,121       60,678,466       17,956,632      3,351,995     32,033,095      423,078,151





   (290,371)        (167,011)        (600,676)        (220,305)            --             --       (3,782,653)
       (329)            (189)         (35,605)            (944)            --             --          (89,649)
         --               --         (116,450)              --             --             --         (194,083)
-----------      -----------      -----------      -----------      ---------     ----------     ------------


 29,794,980       16,633,921       59,925,735       17,735,383      3,351,995     32,033,095      419,011,766
===========      ===========      ===========      ===========      =========     ==========     ============





                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Note to Financial Statements

                           December 31, 1998 and 1997




The following is a summary of the changes in net assets available for plan benefits for the year ended December 31, 1998 allocated among the investment alternatives:


                                                        --------------------------------------------------------------
                                                                                                              STABLE
                                                        CONSERVATIVE       MODERATE       AGGRESSIVE          VALUE
                                                          PORTFOLIO        PORTFOLIO       PORTFOLIO           FUND
                                                         -----------      -----------     -----------      -----------

Additions:
     Contributions:
         Employees and
            participating physicians                     $   519,770        8,879,272       4,783,118          302,022
         Employer                                            732,467       16,317,164       4,785,032          646,316
         Rollovers and transfers received
            from other plans                                  16,587          370,102         192,837            4,003
                                                         -----------      -----------     -----------      -----------

                Total contributions                        1,268,824       25,566,538       9,760,987          952,341
                                                         -----------      -----------     -----------      -----------

     Investment income:
         Interest                                            157,930        1,719,440          29,266               14
         Dividends                                            57,830        1,766,419         669,189               --
         Other                                                    --               --              --               --
                                                         -----------      -----------     -----------      -----------

            Total investment income                          215,760        3,485,859         698,455               14
                                                         -----------      -----------     -----------      -----------

     Net appreciation (depreciation) of investments:
         Realized                                            245,385        3,848,644         823,580          346,211
         Unrealized                                           44,546        2,685,653         897,318          529,684
                                                         -----------      -----------     -----------      -----------

            Net realized and unrealized
                appreciation (depreciation)
                of investments                               289,931        6,534,297       1,720,898          875,895
                                                         -----------      -----------     -----------      -----------

                Total additions                            1,774,515       35,586,694      12,180,340        1,828,250

Deductions:
     Benefit payments                                        751,106       14,010,853       2,533,268        7,671,241
     Administrative expenses                                  26,807          870,457         252,678           68,903
     Refund of excess contributions                           22,469          517,795         266,907           61,119
     Transfer to (from) other funds                       (2,374,817)         751,152      (1,149,128)      (9,186,953)
                                                         -----------      -----------     -----------      -----------

                Total deductions                          (1,574,435)      16,150,257       1,903,725       (1,385,690)
                                                         -----------      -----------     -----------      -----------

     Increase (decrease)  in net assets
         available for plan benefits                       3,348,950       19,436,437      10,276,615        3,213,940

Net assets available for plan benefits:
     Beginning of year                                     2,963,996      122,564,333      24,030,052       11,931,695
                                                         -----------      -----------     -----------      -----------

     End of year                                         $ 6,312,946      142,000,770      34,306,667       15,145,635
                                                         ===========      ===========     ===========      ===========


                                                         ----------------------------
                                                           FIXED            S & P
                                                           INCOME           INDEX
                                                            FUND             FUND
                                                         -----------      -----------

Additions:
     Contributions:
         Employees and
            participating physicians                         653,234        1,150,834
         Employer                                            829,591        1,399,097
         Rollovers and transfers received
            from other plans                                  13,421          426,698
                                                         -----------      -----------

                Total contributions                        1,496,246        2,976,629
                                                         -----------      -----------

     Investment income:
         Interest                                          1,625,779              299
         Dividends                                                --               --
         Other                                                    --               --
                                                         -----------      -----------

            Total investment income                        1,625,779              299
                                                         -----------      -----------

     Net appreciation (depreciation) of investments:
         Realized                                          1,088,396          521,764
         Unrealized                                         (616,573)       1,808,831
                                                         -----------      -----------

            Net realized and unrealized
                appreciation (depreciation)
                of investments                               471,823        2,330,595
                                                         -----------      -----------

                Total additions                            3,593,848        5,307,523

Deductions:
     Benefit payments                                      4,366,272        1,855,299
     Administrative expenses                                  82,907           42,930
     Refund of excess contributions                          180,366           90,156
     Transfer to (from) other funds                       (3,848,795)      (7,107,413)
                                                         -----------      -----------

                Total deductions                             780,750       (5,119,028)
                                                         -----------      -----------

     Increase (decrease)  in net assets
         available for plan benefits                       2,813,098       10,426,551

Net assets available for plan benefits:
     Beginning of year                                    21,744,600        5,038,933
                                                         -----------      -----------

     End of year                                          24,557,698       15,465,484
                                                         ===========      ===========





                                                                     (Continued)

             1998 INVESTMENT ALTERNATIVES
-----------------------------------------------------------------------------------------------------------------------------
   VALUE           GROWTH         FOREIGN        AGGRESSIVE          PHYCOR
   EQUITY          EQUITY          EQUITY       GROWTH EQUITY        STOCK        PARTICIPANT         SELF
    FUND            FUND            FUND            FUND              FUND           LOANS          DIRECTED         TOTAL
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------

  3,264,997       2,066,931       1,097,100        3,236,917        1,164,790              --         644,398      27,763,383
  3,390,294       2,497,357       1,015,682        4,228,291        1,529,562              --       1,625,836      38,996,689

     65,891         119,435          25,370           41,820            5,752              --         104,654       1,386,570
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------

  6,721,182       4,683,723       2,138,152        7,507,028        2,700,104              --       2,374,888      68,146,642
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------


    170,960             145              84           36,060           21,694         355,202             712       4,117,585
    959,709         490,699         812,910         (139,396)              --              --          67,197       4,684,557
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------

  1,130,669         490,844         812,994         (103,336)          21,694         355,202          67,909       8,802,142
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------


  4,139,031       1,947,960         391,060       (2,109,760)        (508,942)             --          51,235      10,784,564
 (1,373,639)      6,561,837      (1,430,757)       2,475,972      (11,704,151)             --      12,770,483      12,649,204
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------



  2,765,392       8,509,797      (1,039,697)         366,212      (12,213,093)             --      12,821,718      23,433,768
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------

 10,617,243      13,684,364       1,911,449        7,769,904       (9,491,295)        355,202      15,264,515     100,382,552


  8,134,286       3,062,001       1,491,701        5,471,114          707,336              --       3,254,105      53,308,582
    657,860         103,949          41,085          698,180           32,418              --           4,206       2,882,380
    301,747         207,782          78,012          276,747           35,860              --              --       2,038,960
  8,770,133         423,736       3,187,880        8,292,048        1,253,634         (62,162)      1,050,685              --
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------

 17,864,026       3,797,468       4,798,678       14,738,089        2,029,248         (62,162)      4,308,996      58,229,922
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------


 (7,246,783)      9,886,896      (2,887,229)      (6,968,185)     (11,520,543)        417,364      10,955,519      42,152,630


 71,263,048      29,794,980      16,633,921       59,925,735       17,735,383       3,351,995      32,033,095     419,011,766
-----------      ----------     -----------      -----------      -----------      ----------      ----------     -----------

 64,016,265      39,681,876      13,746,692       52,957,550        6,214,840       3,769,359      42,988,614     461,164,396
===========      ==========     ===========      ===========      ===========      ==========      ==========     ===========





                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Note to Financial Statements

                           December 31, 1998 and 1997





The following is a summary of the changes in net assets available for plan benefits for the year ended December 31, 1997 allocated among the investment alternatives:



                                            -----------------------------------------------------------------------------

                                                GIC            FIXED           FIXED           MANAGED         BALANCED
                                                FUND         INCOME #1       INCOME #2          FUND            FUND #1
                                            -----------      ----------      ----------      -----------      -----------

Additions:
    Contributions:
      Employees and
         participating physicians           $    71,122          85,379          98,558        1,284,599           86,733
      Employer                                  122,283         134,644         125,616        2,252,301          193,221
      Rollovers and transfers received
         from other plans                        11,576           3,271           8,931           34,594              441
                                            -----------      ----------      ----------      -----------      -----------

           Total contributions                  204,981         223,294         233,105        3,571,494          280,395
                                            -----------      ----------      ----------      -----------      -----------

    Investment income:
      Interest                                    8,740         356,354         256,077          178,435          178,573
      Dividends                                      --              --              --           35,598           38,618
      Other                                          --              --              --               --               --
                                            -----------      ----------      ----------      -----------      -----------

         Total investment income                  8,740         356,354         256,077          214,033          217,191
                                            -----------      ----------      ----------      -----------      -----------

    Net appreciation (depreciation)
     of investments:
      Realized                                  109,824        (269,484)        (57,845)        (392,376)         109,217
      Unrealized                                     --              --              --               --               --
                                            -----------      ----------      ----------      -----------      -----------

         Net realized and unrealized
           appreciation (depreciation)
           of investments                       109,824        (269,484)        (57,845)        (392,376)         109,217
                                            -----------      ----------      ----------      -----------      -----------

           Total additions                      323,545         310,164         431,337        3,393,151          606,803

Deductions:
    Benefit payments                            127,444         102,282          19,831        1,738,148            9,065
    Administrative expenses                      12,117          35,877          11,305          141,464           23,957
    Refund of excess contributions                   --              --              --               --               --
    Transfer to (from) other funds            7,298,018       7,407,667       9,722,397       71,734,358       12,919,000
                                            -----------      ----------      ----------      -----------      -----------

           Total deductions                   7,437,579       7,545,826       9,753,533       73,613,970       12,952,022
                                            -----------      ----------      ----------      -----------      -----------

    Increase (decrease) in net assets
      available for plan benefits            (7,114,034)     (7,235,662)     (9,322,196)     (70,220,819)     (12,345,219)

Net assets available for plan benefits:
    Beginning of year                         7,114,034       7,235,662       9,322,196       70,220,819       12,345,219
                                            -----------      ----------      ----------      -----------      -----------

    End of year                             $        --              --              --               --               --
                                            ===========      ==========      ==========      ===========      ===========


                                            ----------------------------
                                             BALANCED           VALUE
                                             FUND #2             FUND
                                            -----------      -----------

Additions:
    Contributions:
      Employees and
         participating physicians               250,965          566,243
      Employer                                  313,084          762,070
      Rollovers and transfers received
         from other plans                        36,712           33,358
                                            -----------      -----------

           Total contributions                  600,761        1,361,671
                                            -----------      -----------

    Investment income:
      Interest                                    1,843           43,107
      Dividends                                 130,724           78,450
      Other                                       3,055              129
                                            -----------      -----------

         Total investment income                135,622          121,686
                                            -----------      -----------

    Net appreciation (depreciation)
     of investments:
      Realized                                  431,377          853,423
      Unrealized                                     --               --
                                            -----------      -----------

         Net realized and unrealized
           appreciation (depreciation)
           of investments                       431,377          853,423
                                            -----------      -----------

           Total additions                    1,167,760        2,336,780

Deductions:
    Benefit payments                            819,502          174,250
    Administrative expenses                       7,985           80,869
    Refund of excess contributions                   --               --
    Transfer to (from) other funds           16,313,687       26,694,277
                                            -----------      -----------

           Total deductions                  17,141,174       26,949,396
                                            -----------      -----------

    Increase (decrease) in net assets
      available for plan benefits           (15,973,414)     (24,612,616)

Net assets available for plan benefits:
    Beginning of year                        15,973,414       24,612,616
                                            -----------      -----------

    End of year                                      --               --
                                            ===========      ===========





                                                                     (Continued)

1997 INVESTMENT ALTERNATIVES
---------------------------------------------------------------------------------------------------------------
                                                                    AGGRESSIVE         PHYCOR
  EQUITY           EQUITY          FOREIGN           GROWTH           GROWTH           STOCK        PARTICIPANT
  FUND #1          FUND #2          FUND              FUND             FUND             FUND           LOANS
----------      -----------      -----------      -----------      -----------      -----------      ----------

    99,662          238,566          327,176          447,750          989,843          525,838              --
   114,500          264,312          443,987          566,277        1,417,621          700,320              --

     3,550           35,712           36,577           29,034           43,118           39,207          62,542
----------      -----------      -----------      -----------      -----------      -----------      ----------

   217,712          538,590          807,740        1,043,061        2,450,582        1,265,365          62,542
----------      -----------      -----------      -----------      -----------      -----------      ----------


     1,193            3,362              666            8,111           10,398            1,063          42,619
    22,646               --               --           46,358           15,863               --              --
     8,053            7,532            3,546               --               --            4,025          11,128
----------      -----------      -----------      -----------      -----------      -----------      ----------

    31,892           10,894            4,212           54,469           26,261            5,088          53,747
----------      -----------      -----------      -----------      -----------      -----------      ----------



   326,266          301,991          548,841         (926,989)      (2,967,445)        (725,259)             --
        --               --               --               --               --               --              --
----------      -----------      -----------      -----------      -----------      -----------      ----------



   326,266          301,991          548,841         (926,989)      (2,967,445)        (725,259)             --
----------      -----------      -----------      -----------      -----------      -----------      ----------

   575,870          851,475        1,360,793          170,541         (490,602)         545,194         116,289


    64,253          113,450          108,749          186,009          597,704          113,963          35,674
    24,762            6,394           12,978           50,594          167,278           16,164           7,275
----------      -----------      -----------      -----------      -----------      -----------      ----------
 8,976,444       16,635,602       14,805,029       19,107,243       50,042,083       17,106,574       2,124,731
----------      -----------      -----------      -----------      -----------      -----------      ----------

 9,065,459       16,755,446       14,926,756       19,343,846       50,807,065       17,236,701       2,167,680
----------      -----------      -----------      -----------      -----------      -----------      ----------


(8,489,589)     (15,903,971)     (13,565,963)     (19,173,305)     (51,297,667)     (16,691,507)     (2,051,391)


 8,489,589       15,903,971       13,565,963       19,173,305       51,297,667       16,691,507       2,051,391
----------      -----------      -----------      -----------      -----------      -----------      ----------

        --               --               --               --               --               --              --
==========      ===========      ===========      ===========      ===========      ===========      ==========





                                                                     (Continued)

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                          Note to Financial Statements

                           December 31, 1998 and 1997





The following is a summary of the changes in net assets available for plan benefits for the year ended December 31, 1997 allocated among the investment alternatives:


                                         --------------------------------------------------------------------------------
                                                          CONSERVATIVE       MODERATE         AGGRESSIVE         STABLE
                                             SELF          LIFESTYLE        LIFESTYLE         LIFESTYLE          VALUE
                                           DIRECTED        PORTFOLIO        PORTFOLIO         PORTFOLIO           FUND
                                         ------------      ----------      ------------      -----------      -----------

Additions:
 Contributions:
    Employees and
      participating physicians           $    309,652         251,764         9,037,392        2,598,809          530,903
    Employer                                  345,294         271,922         9,695,170        3,969,031          499,871
    Rollovers and transfers received
      from other plans                         11,340         141,910         2,756,530          363,564          215,373
                                         ------------      ----------      ------------      -----------      -----------

         Total contributions                  666,286         665,596        21,489,092        6,931,404        1,246,147
                                         ------------      ----------      ------------      -----------      -----------

 Investment income:
    Interest                                   67,205           2,574           281,965           21,732            3,633
    Dividends                                 265,934          69,227         2,440,786          443,668           32,870
    Other                                          --              --                --               --               --
                                         ------------      ----------      ------------      -----------      -----------

      Total investment income                 333,139          71,801         2,722,751          465,400           36,503
                                         ------------      ----------      ------------      -----------      -----------

 Net appreciation (depreciation)
   of investments:
    Realized                                   97,613          98,305         7,864,976        2,238,239           40,602
    Unrealized                                     --          65,996         5,516,132        1,447,109           59,330
                                         ------------      ----------      ------------      -----------      -----------

      Net realized and unrealized
         appreciation (depreciation)
         of investments                        97,613         164,301        13,381,108        3,685,348           99,932
                                         ------------      ----------      ------------      -----------      -----------

         Total additions                    1,097,038         901,698        37,592,951       11,082,152        1,382,582


Deductions:
 Benefit payments                           1,099,238         212,640         5,162,092          631,413        5,496,886
 Administrative expenses                       23,014           2,301           234,487           60,702            4,230
 Refund of excess contributions                    --          20,052         1,080,342          415,304          165,603
 Transfer to (from) other funds            25,596,472      (2,297,291)      (91,448,303)     (14,055,319)     (16,215,832)
                                         ------------      ----------      ------------      -----------      -----------

         Total deductions                  26,718,724      (2,062,298)      (84,971,382)     (12,947,900)     (10,549,113)
                                         ------------      ----------      ------------      -----------      -----------

 Increase (decrease) in net assets
    available for plan benefits           (25,621,686)      2,963,996       122,564,333       24,030,052       11,931,695


Net assets available for plan benefits:
 Beginning of year                         25,621,686              --                --               --               --
                                         ------------      ----------      ------------      -----------      -----------

 End of year                             $         --       2,963,996       122,564,333       24,030,052       11,931,695
                                         ============      ==========      ============      ===========      ===========


                                        ---------------------------
                                        CORE FIXED
                                          INCOME           INDEX
                                           FUND             FUND
                                        -----------      ----------

Additions:
 Contributions:
    Employees and
      participating physicians              718,631         279,270
    Employer                                863,198         334,613
    Rollovers and transfers received
      from other plans                    2,748,508         459,029
                                        -----------      ----------

         Total contributions              4,330,337       1,072,912
                                        -----------      ----------

 Investment income:
    Interest                                 26,770           3,651
    Dividends                               849,647              --
    Other                                        --              --
                                        -----------      ----------

      Total investment income               876,417           3,651
                                        -----------      ----------

 Net appreciation (depreciation)
   of investments:
    Realized                                303,964           2,527
    Unrealized                              377,563         203,146
                                        -----------      ----------

      Net realized and unrealized
         appreciation (depreciation)
         of investments                     681,527         205,673
                                        -----------      ----------

         Total additions                  5,888,281       1,282,236


Deductions:
 Benefit payments                         1,651,512           7,218
 Administrative expenses                     12,910             386
 Refund of excess contributions              90,188          69,631
 Transfer to (from) other funds         (17,610,929)     (3,833,932)
                                        -----------      ----------

         Total deductions               (15,856,319)     (3,756,697)
                                        -----------      ----------

 Increase (decrease) in net assets
    available for plan benefits          21,744,600       5,038,933


Net assets available for plan benefits:
 Beginning of year                               --              --
                                        -----------      ----------

End of year                              21,744,600       5,038,933
                                        ===========      ==========





                                                                     (Continued)

 1997 INVESTMENT ALTERNATIVES
---------------------------------------------------------------------------------------------------------------------------------
                                                    AGGRESSIVE         PHYCOR
   VALUE            GROWTH          FOREIGN           EQUITY           STOCK        PARTICIPANT          SELF
    FUND             FUND             FUND             FUND             FUND           LOANS           DIRECTED          TOTAL
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------

  2,857,000        1,332,719          774,120        2,929,425        1,277,762              --          813,287       28,783,168
  4,135,965        1,654,174        1,410,635        3,282,851        1,565,818              --          628,662       36,067,440

  1,375,710        2,302,395        1,604,999        3,313,087          617,670              --          952,991       17,241,729
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------

  8,368,675        5,289,288        3,789,754        9,525,363        3,461,250              --        2,394,940       82,092,337
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------


    169,705           15,577            6,168           47,228            7,228         143,004        1,138,364        3,025,345
    375,780          548,069          802,814          512,967               --              --               --        6,710,019
         --               --               --               --           22,858              --               --           60,326
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------

    545,485          563,646          808,982          560,195           30,086         143,004        1,138,364        9,795,690
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------



  7,689,046        2,769,611        1,016,747        7,292,371        1,580,012              --        1,482,491       29,818,045
 11,075,237        1,598,580       (1,669,866)       6,416,474               --              --            1,266       25,090,967
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------



 18,764,283        4,368,191         (653,119)      13,708,845        1,580,012              --        1,483,757       54,909,012
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------

 27,678,443       10,221,125        3,945,617       23,794,403        5,071,348         143,004        5,017,061      146,797,039



  1,007,026          356,554          236,226        1,028,760          473,553              --          358,934       21,932,376
    263,414            7,754            4,947          377,994            5,933              --           42,277        1,639,368
    713,085          290,371          167,011          600,676          220,305              --               --        3,832,568
(45,568,130)     (20,228,534)     (13,096,488)     (38,138,762)     (13,363,826)     (3,208,991)     (27,417,245)              --
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------

(43,584,605)     (19,573,855)     (12,688,304)     (36,131,332)     (12,664,035)     (3,208,991)     (27,016,034)      27,404,312
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------


 71,263,048       29,794,980       16,633,921       59,925,735       17,735,383       3,351,995       32,033,095      119,392,727


         --               --               --               --               --              --               --      299,619,039
-----------      -----------      -----------      -----------      -----------      ----------      -----------      -----------

 71,263,048       29,794,980       16,633,921       59,925,735       17,735,383       3,351,995       32,033,095      419,011,766
===========      ===========      ===========      ===========      ===========      ==========      ===========      ===========

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998

                                                                                                             (C)
                    (B)                                                                           DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                                                   INCLUDING MATURITY DATE,
             BORROWER, LESSOR,                                                                  RATE OF INTEREST, COLLATERAL
 (A)         OR SIMILAR PARTY                                                                       PAR OR MATURITY VALUE
-----  -----------------------------                                                            ----------------------------

       MONEY MARKET FUNDS
       Collective Short Term Investment Fund
       Schwab Total Bond Market Index Fund


                                                    TOTAL


       U.S. GOVERNMENT SECURITIES
       Certificate of Interest Accrual on Treasury Securities Due 11/15/1999                          114,000  Par Value
       Certificate of Interest Accrual on Treasury Securities Due 5/15/1999                            62,000  Par Value
       FHLMC 7.36 Debenture Due 8/28/2007                                                             100,000  Par Value
       FNMA 7.50% Due 2/11/02                                                                          45,000  Par Value
       Tennessee Valley Authority 0.000% Due 11/1/2025                                                200,000  Par Value
       US Treasury Bill Due 1/7/1999                                                                  400,000  Par Value
       US Treasury Bill Due 6/24/1999                                                                 400,000  Par Value
       US Treasury Note 6.250% Due 5/31/2000                                                           20,000  Par Value
       US Treasury 5.375 Note Due 6/30/2000                                                           400,000  Par Value
       US Treasury 5.5 Note Due 12/31/2000                                                            400,000  Par Value
       US Treasury 5.625 Notes Due 12/31/99                                                           400,000  Par Value
       US Treasury 5.625 Note Due 10/31/99                                                            200,000  Par Value
       US Treasury 6.00 Bond Due 2/15/2026                                                             20,000  Par Value
       US Treasury 6.25 Bond Due 8/15/2023                                                             20,000  Par Value
       US Treasury Note 5.875 Bond Due 11/30/2001                                                     400,000  Par Value
       US Treasury Securities Bond 6.625% Due 2/15/2027                                                25,000  Par Value
       US Treasury Securities Note 6.250% Due 2/15/2007                                                25,000  Par Value
       US Treasury Securities Note 6.250% Due 3/31/1999                                                25,000  Par Value
       US Treasury Securities Note 6.500% Due 5/15/2005                                                25,000  Par Value
       US Treasury Securities Note 6.500% Due 8/15/2005                                                20,000  Par Value
       US Treasury Securities Note 6.625% Due 3/31/2002                                                25,000  Par Value
       US Treasury Securities Note 6.750% Due 4/30/2000                                                35,000  Par Value
       US Treasury Securities Note 6.875% Due 5/15/2006                                                20,000  Par Value
       US Treasury 7.0 Note Due 7/15/2006                                                              20,000  Par Value
       US Treasury 6.125 Note Due 8/15/2007                                                            20,000  Par Value
       US Treasury Ser B-2002 Note 6.375% Due 8/15/2002                                                30,000  Par Value
       US Treasury Ser G-1999 6.375% Due 7/15/99                                                       15,000  Par Value
       US Treasury Sec Stripped Int Pymt Due 11/1                                                      25,000  Par Value
       US Treasury Stripped Secs Int Generic Int Pmt Due 8/15                                          37,000  Par Value
       US Treasury Strips 0.000% Due 11/15/2000                                                        20,000  Par Value
       US Treasury Strips 0.000% Due 11/15/2005                                                       100,000  Par Value
       US Treasury Strips 0.000% Due 8/15/2001                                                        225,000  Par Value
       US Treasury Strips 0.000% Due 8/15/2002                                                         16,000  Par Value
       US Treasury Strips 0.000% Due 8/15/2003                                                         17,000  Par Value
       US Treasury Strips 0.000% Due 8/15/2004                                                         18,000  Par Value



                    (B)
             IDENTITY OF ISSUE,                                                                                     (E)
             BORROWER, LESSOR,                                                                  (D)               CURRENT
 (A)         OR SIMILAR PARTY                                                                   COST               VALUE
-----  -----------------------------                                                         ----------          ----------


       MONEY MARKET FUNDS
       Collective Short Term Investment Fund                                                 12,414,667          12,414,667
       Schwab Total Bond Market Index Fund                                                       27,587              26,845
                                                                                             ----------          ----------

                                                    TOTAL                                    12,442,254          12,441,512
                                                                                             ----------          ----------

       U.S. GOVERNMENT SECURITIES
       Certificate of Interest Accrual on Treasury Securities Due 11/15/1999                     92,597             109,572
       Certificate of Interest Accrual on Treasury Securities Due 5/15/1999                      51,791              60,961
       FHLMC 7.36 Debenture Due 8/28/2007                                                        22,380           2,517,100
       FNMA 7.50% Due 2/11/02                                                                    46,174              48,052
       Tennessee Valley Authority 0.000% Due 11/1/2025                                        1,139,320           1,564,760
       US Treasury Bill Due 1/7/1999                                                            390,014             399,680
       US Treasury Bill Due 6/24/1999                                                           380,624             391,500
       US Treasury Note 6.250% Due 5/31/2000                                                     20,134              20,425
       US Treasury 5.375 Note Due 6/30/2000                                                     400,109             404,125
       US Treasury 5.5 Note Due 12/31/2000                                                      400,656             406,688
       US Treasury 5.625 Notes Due 12/31/99                                                     401,380             403,875
       US Treasury 5.625 Note Due 10/31/99                                                      200,375             201,563
       US Treasury 6.00 Bond Due 2/15/2026                                                       20,234              21,816
       US Treasury 6.25 Bond Due 8/15/2023                                                       20,866              22,375
       US Treasury Note 5.875 Bond Due 11/30/2001                                               404,812             413,500
       US Treasury Securities Bond 6.625% Due 2/15/2027                                          25,077              29,570
       US Treasury Securities Note 6.250% Due 2/15/2007                                          24,852              27,422
       US Treasury Securities Note 6.250% Due 3/31/1999                                          25,058              25,098
       US Treasury Securities Note 6.500% Due 5/15/2005                                          25,278              27,399
       US Treasury Securities Note 6.500% Due 8/15/2005                                          21,100              21,981
       US Treasury Securities Note 6.625% Due 3/31/2002                                          25,480              26,426
       US Treasury Securities Note 6.750% Due 4/30/2000                                          35,186              35,919
       US Treasury Securities Note 6.875% Due 5/15/2006                                          20,700              22,612
       US Treasury 7.0 Note Due 7/15/2006                                                        21,802              22,772
       US Treasury 6.125 Note Due 8/15/2007                                                      20,771              21,844
       US Treasury Ser B-2002 Note 6.375% Due 8/15/2002                                          31,226              31,645
       US Treasury Ser G-1999 6.375% Due 7/15/99                                                 15,014              15,141
       US Treasury Sec Stripped Int Pymt Due 11/1                                                16,180              19,941
       US Treasury Stripped Secs Int Generic Int Pmt Due 8/15                                    18,292              20,383
       US Treasury Strips 0.000% Due 11/15/2000                                                  15,463              18,378
       US Treasury Strips 0.000% Due 11/15/2005                                                  57,219              72,146
       US Treasury Strips 0.000% Due 8/15/2001                                                  200,279             199,575
       US Treasury Strips 0.000% Due 8/15/2002                                                   12,125              13,522
       US Treasury Strips 0.000% Due 8/15/2003                                                   12,136              13,723
       US Treasury Strips 0.000% Due 8/15/2004                                                   11,982              13,849



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998

                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                              (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL              (D)         CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE                 COST         VALUE
-----  -----------------------------                               ----------------------------           ---------     ---------

       U.S. GOVERNMENT SECURITIES
       US Treasury Strips 0.000% Due 8/15/2005                           135,000  Par Value                 100,783        98,615
       US Treasury Strips 0.000% Due 8/15/2008                           188,000  Par Value                 118,315       116,992
       US Treasury Strips 0.000% Due 8/15/2009                            35,000  Par Value                  18,402        20,497
       US Treasury Strips 0.000% Due 5/15/1999                           195,000  Par Value                 145,958       191,781
       US Treasury Strips 0.000% Due 5/15/2003                           250,000  Par Value                 170,525       203,967
                                                                                                          ---------     ---------

                                                    TOTAL                                                 5,180,669     8,297,190
                                                                                                          ---------     ---------

       INTEREST IN REGISTERED INVESTMENT COMPANIES
       Acorn Fund, Inc.                                                      310  Shares                      5,415         5,225
       Advisors Inner Circle White Oak Growth Stock Fund                   2,254  Shares                     75,000        91,743
       Alliance Portfolios                                                   359  Shares                     14,809        18,351
       Amcap Fund                                                          4,041  Shares                     55,830        71,558
       American Centy Govt. Income                                         1,031  Shares                     10,999        11,020
       American Centy International Bond Fund                                106  Shares                      1,334         1,324
       American Centy Mut Funds 20th Century                                 178  Shares                      5,146         4,839
       American Centy Mut Funds 20th Ultra                                   660  Shares                     21,769        22,050
       American Centy Quant. Equity Growth                                   543  Shares                     10,687        12,328
       American Centy Quant. Equity Income & Growth                        1,278  Shares                     32,531        37,386
       American Centy Target Mats                                          1,867  Shares                    107,973       113,358
       American Centy World Mutual Funds 20th Century Intl Growth            819  Shares                      7,130         7,842
       American Centy World Mut Funds                                      3,835  Shares                     40,560        36,704
       Artisan Fds                                                           629  Shares                      6,519         5,752
       ASA Ltd Fund                                                          951  Shares                     20,366        14,802
       Babson Value                                                           23  Shares                      1,068         1,059
       Baron Asset Ben Int                                                 3,752  Shares                    183,333       189,629
       Baron Asset Small Cap                                               1,200  Shares                     12,023        12,648
       Blackrock N. America Govt. Inc.                                     1,300  Shares                     16,108        13,163
       Blair William Growth Fund                                           2,169  Shares                     32,996        38,985
       Bond Fund of America                                                3,125  Shares                     40,552        42,532
       BT Investment Funds International Equity                           13,213  Shares                    302,725       319,493
       Colonial Newport Tiger                                                371  Shares                      5,166         2,883
       Crabbe Huson Real Estate                                            1,067  Shares                     14,000        11,211
       DFA Invt Dimensions Group Real Estate Portfolio                     8,715  Shares                    110,523       105,715
       DFA Invt Dimensions Group 1 year Fixed Income Portfolio            10,442  Shares                    105,357       106,295
       Dodge & Cox Stock Fund                                                233  Shares                     23,104        21,167
       Dreyfus S & P 500 Index Funds                                       1,065  Shares                     30,388        38,761
       Dreyfus Short Term                                                    796  Shares                      9,616         9,353
       Eclipse Equity Fund                                                   614  Shares                      8,337         7,326
       Europacific Growth Open End                                         5,603  Shares                    132,961       159,136
       Excelsior Value & Restructuring Fund                                3,120  Shares                     73,019        70,857



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                              (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL             (D)          CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE                COST          VALUE
-----  -----------------------------                               ----------------------------          ----------    ----------

       INTEREST IN REGISTERED INVESTMENT COMPANIES
       Fasciano Fund                                                       3,726  Shares                    126,723       116,203
       Fidelity Contrafund                                                 1,532  Shares                     66,294        86,977
       Fidelity Fund Open End                                              1,816  Shares                     56,376        66,647
       Fidelity Invt Japan Small                                             516  Shares                      5,526         3,739
       Fidelity Mt.Vernon Emerging Growth                                  1,441  Shares                     35,446        45,774
       Fidelity Select Biotechnology Portfolio                               983  Shares                     35,283        39,090
       Fidelity Select Energy Portfolio                                    1,929  Shares                     53,947        27,913
       Fidelity Select Financial Services Portfolio                          290  Shares                     27,896        28,638
       Fidelity Select Electrs Portfolio                                     861  Shares                     25,494        40,086
       Fidelity Value Open End                                             1,103  Shares                     50,650        51,120
       Founders Balanced Fund                                              1,212  Shares                     14,018        14,778
       Franklin Strategic Small Cap Growth Fund                          962,271  Shares                 19,706,544    21,718,447
       Gabelli Asset Fund                                                    481  Shares                     14,216        17,059
       Gabelli Growth Fund                                                   500  Shares                     15,144        17,704
       Gabelli Small Cap Open End                                            736  Shares                     16,769        15,467
       Gabelli Telecommunications Fund                                       335  Shares                      5,407         5,571
       Gam Fds Inc.                                                          370  Shares                      8,241        11,101
       Hancock John BK & Thrift Opportunity                                3,135  Shares                     40,392        33,505
       Hotchkis & Wiley Small Cap Fund                                       411  Shares                     10,583         8,016
       Hotchkis & Wiley International Fund                                   427  Shares                     10,346         9,932
       Hotchkis & Wiley Low Duration Fund                                    625  Shares                      6,384         6,298
       IDS Trust Inc. Collective Fund                                     29,301  Shares                  1,257,123     1,411,598
       Income Fund of America                                              2,378  Shares                     34,997        41,230
       Interactive Tech Value Fund                                           280  Shares                      8,376         9,030
       Invesco Income Hi Yield Fund                                        6,113  Shares                     44,283        39,369
       Invesco Specialty Worldwide Communications Fund                       265  Shares                      5,097         5,626
       Invesco Strategic Portfolios                                          112  Shares                      5,875         6,859
       Janus Equity Income Fund                                            1,281  Shares                     14,935        23,987
       Janus Income Capital Fund                                       1,017,310  Shares                 24,831,438    34,232,467
       Janus Flexible Income Fund                                          4,780  Shares                     46,557        47,557
       Janus Growth and Income Fund                                        1,660  Shares                     37,136        48,298
       Janus High-Yield Fund                                               1,243  Shares                     14,079        13,188
       Janus Investment Balanced Fund                                        708  Shares                     12,319        13,888
       Janus Olympus Fund                                                  2,030  Shares                     30,156        55,987
       Janus Overseas Fund                                                 8,551  Shares                    158,946       171,701
       Janus SPL Situations Fund                                           1,158  Shares                     17,888        20,158
       Janus Twenty Fund                                                   1,801  Shares                     63,139        96,006
       Janus Worldwide Fund                                                9,299  Shares                    369,587       440,405
       Kemper Total Return Fund                                            1,926  Shares                     20,799        20,605
       Lexington Gold Fund                                                   130  Shares                        450           393
       Linder Investments Divided Fund                                       801  Shares                     21,701        18,850



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                              (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL             (D)          CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE               COST           VALUE
-----  -----------------------------                               ----------------------------         ----------     ----------

       INTEREST IN REGISTERED INVESTMENT COMPANIES
       Longleaf Partners Sh Ben Int Fund                                   1,554  Shares                    38,865         37,893
       Longleaf Partners Small Cap Fund                                      557  Shares                    11,909         12,223
       Loomis Sayles Bond Fund                                            14,169  Shares                   184,718        169,321
       Loomis Sayles Small Cap Growth Fund                                   699  Shares                     7,890          7,273
       Loomis Sayles Small Cap Retail Fund                                   421  Shares                     8,635          7,643
       MAS Fixed Income Portfolio                                          7,113  Shares                    85,510         83,294
       MAS Mid-Cap Value Portfolio                                           285  Shares                     5,400          5,898
       MAS Mid-Cap Growth Portfolio                                          274  Shares                     5,070          5,855
       MAS Pooled High Yield Fund                                          7,362  Shares                    66,874         65,225
       MFS Research Fund                                               1,516,072  Shares                31,698,716     38,129,212
       MFS Total Return Fund                                               2,958  Shares                    42,806         44,254
       Midas Fund                                                          2,333  Shares                     3,500          3,523
       Montgomery Select 50 Fund                                          10,145  Shares                   192,118        194,074
       Mutual Beacon Fund                                                    803  Shares                     9,383         10,536
       Mutual Discovery Fund                                                 648  Shares                    10,673         11,189
       Mutual Qualified Fund                                               1,257  Shares                    23,828         20,688
       Neuberger & Berman Equity Fund                                        501  Shares                     7,854          7,235
       Neuberger & Berman Partner Trust Fund                           2,138,197  Shares                37,322,554     38,637,228
       Neuberger & Berman Partners Equity Fund                             1,929  Shares                    51,844         49,179
       New Perspective Income Fund                                         9,123  Shares                   138,753        209,379
       Nicholas II Inc.                                                      319  Shares                     9,656         11,498
       Oakmark Harris Associates Trust Fund                                2,764  Shares                   105,749         99,003
       PAPP America Abroad Fund                                              230  Shares                     6,272          7,379
       PBHG Growth Fund                                                      280  Shares                     6,916          7,149
       PBHG Select Equity                                                    248  Shares                     5,183          6,176
       Robertson Stephens Investment Trust Microcap Growth                   551  Shares                     9,075          7,864
       Rowe Price Small Cap Value Fund                                       439  Shares                     7,421          8,322
       Rowe T. Price Blue Chip Growth Fund                                   636  Shares                    15,348         19,447
       Rowe T. Price European Fund                                           202  Shares                     4,192          4,390
       Rowe T. Price Growth & Income Fund                                  1,491  Shares                    37,522         38,842
       Rowe T. Price Growth Stock Fund                                       354  Shares                    11,388         11,338
       Rowe T. Price Health Science Fund                                   1,905  Shares                    26,204         30,494
       Rowe T. Price International Bond Fund                               9,525  Shares                    97,220         99,629
       Rowe T. Price New ERA Fund                                            227  Shares                    10,801         10,869
       Royce Total Return Fund                                             6,920  Shares                    55,000         52,315
       Rydex URSA Fund                                                     3,629  Shares                    40,177         32,481
       Rydex OTC Fund                                                      2,196  Shares                    88,275         90,821
       Safeco Equity Fund                                                  4,644  Shares                   102,612        107,979
       Safeco Growth Fund                                                     79  Shares                     1,806          1,799
       Schwab 1000 Equity Fund                                             1,708  Shares                    51,863         57,236
       Schwab Charles Family Funds Value Advantage Money Fund          2,811,712  Shares                 2,811,712      2,171,247



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                              (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL              (D)         CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE                COST          VALUE
-----  -----------------------------                               ----------------------------          ----------    ----------

       INTEREST IN REGISTERED INVESTMENT COMPANIES
       Schwab Family Fund Money Market Fund                            6,414,827  Shares                  6,414,827     6,414,827
       Schwab S&P 500 Fund                                                 1,492  Shares                     24,209        28,279
       Scudder International Fund Greater Europe                           5,541  Shares                    137,208       147,005
       Scudder International Fund Open End                                 2,750  Shares                    142,497       133,924
       Scudder Gold Fund                                                     598  Shares                      3,500         3,668
       Scudder Portfolio High Yield Bond Fund                              1,293  Shares                     16,999        15,873
       Scudder Sec Small Co. Value Fund                                      464  Shares                     10,083         9,038
       Selected Amer. Open End                                             1,451  Shares                     40,858        45,214
       Seligman Communications and Info. Fund                              1,293  Shares                     31,908        39,719
       Small Cap World Fund                                                1,992  Shares                     49,927        49,054
       SoGen International Fund                                            6,422  Shares                    172,260       147,907
       SoGen Overseas Fund                                             2,347,668  Shares                 30,529,562    26,270,402
       Sound Shore Income Fund                                                90  Shares                      2,601         2,671
       Stein Roe Growth & Income Fund                                        383  Shares                      8,101         9,948
       Stein Roe Intermediate Bond Fund                                    2,470  Shares                     22,089        21,959
       Stein Roe Large Company Focus Fund                                  1,038  Shares                     10,200        10,727
       Stein Roe Young Investor Fund                                       3,011  Shares                     76,418        80,515
       Stratton Small Cap Yield                                              435  Shares                     10,095         8,757
       Strong Corp Bond Fund                                                 468  Shares                      5,269         5,263
       Strong Government Securities Fund                                     544  Shares                      5,804         5,850
       Strong High Yield Bond Fund                                         3,010  Shares                     36,219        33,295
       Strong Schafer Value Fund                                           1,013  Shares                     64,283        60,070
       T Rowe Price Index Fund                                               338  Shares                     10,084        11,273
       Templeton Foreign Fund                                          1,906,519  Shares                 19,208,464    15,995,694
       Templeton Smaller Growth Fund                                         502  Shares                      4,595         3,522
       Torray Sh Ben Int. Fund                                               138  Shares                      4,761         5,051
       Transamerica Invs. Premier                                            624  Shares                      8,763        13,992
       Tuscarora Investment Trust Oak Value Fund                             686  Shares                     15,803        18,733
       Tweedy Brown Global Income Fund                                     1,910  Shares                     30,180        32,134
       UAM Crescent Port Shares                                              162  Shares                      2,569         2,408
       Unified-First Lexington Balanced Fund                             243,662  Shares                  2,668,860     1,731,449
       Van Eck Global Hard Asset Fund                                        367  Shares                      4,934         3,796
       Vanguard Equity Income Fund                                        11,032  Shares                    254,283       272,831
       Vanguard Fixed Income Hi Yield Corp Bond Fund                       4,368  Shares                     34,316        34,201
       Vanguard Fixed Income Intermediate Term Corporate Portfolio         1,597  Shares                     15,991        16,021
       Vanguard Fixed Income Short Term Bond                               9,441  Shares                     99,420       102,335
       Vanguard Index Bond Fund                                            3,234  Shares                     33,299        33,218
       Vanguard Index Trust - 500 Portfolio                                  254  Shares                     18,486        28,939
       Vanguard Index Growth Portfolio                                       617  Shares                     17,334        19,543
       Vanguard Index Total Stock Market                                   8,983  Shares                    201,796       246,322
       Vanguard Index Value Portfolio                                        225  Shares                      5,166         5,076



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL            (D)          CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE              COST           VALUE
-----  -----------------------------                               ----------------------------       -----------    -----------

       INTEREST IN REGISTERED INVESTMENT COMPANIES
       Vanguard Primecap Fund                                                109  Shares                    3,149          5,182
       Vanguard Quantitative Portfolios                                      204  Shares                    6,250          6,280
       Vanguard Specialized Energy Portfolio                               1,158  Shares                   30,366         21,324
       Vanguard Star Growth Portfolio                                     49,625  Shares                  531,055        797,649
       Vanguard U.S. Growth Portfolio                                      3,462  Shares                   80,213        129,779
       Vanguard Windsor II Fund                                            6,744  Shares                  168,667        201,308
       Vanguard World Fund                                                 2,991  Shares                   47,817         56,135
       Vontobel Eastern European Fund                                        569  Shares                    9,155          4,633
       Warburg Pincus Emerging Growth Fund                                   992  Shares                   36,000         39,662
       Warburg Pincus Fixed Income                                         1,033  Shares                   10,712         10,697
       Warburg Pincus Global Fixed Income Fund                             8,437  Shares                   87,639         89,433
       Warburg Pincus Japan OTC Fund                                         586  Shares                    5,327          3,779
       Washington Mutual Investors Fund                                   10,466  Shares                  246,624        365,350
       Weitz Hickory Fund                                                  2,327  Shares                   75,224         72,096
       Weitz Value Portfolio                                                 383  Shares                   10,422         11,147
       Westwood Fund Equity Fund N/C MFO Gabelli                             800  Shares                    7,224          8,037
       3rd Ave Fund                                                          633  Shares                   20,595         20,417
                                                                                                      -----------    -----------

                                                    TOTAL                                             184,095,656    195,236,573
                                                                                                      -----------    -----------

       COMMON/COLLECTIVE TRUSTS
       Scudder Invt Growth & Inc. Investment Trust                         2,067  Units                    60,559         54,390
       Collective Daily Stock Index Fund                                 497,365  Units                13,092,986     14,104,963
       Collective Stable Asset Fund                                    1,514,562  Units                38,331,365     40,600,422
       Northern Institutional Bond Portfolio                           2,418,557  Units                50,211,563     50,523,661
       Harris Assoc. Investment Trust Oakmark Select Fund                  1,003  Units                    16,689         19,608
       Harris Assoc. Investment Trust Oakmark Small Cap Fund               1,941  Units                    25,169         28,665
       HBR Capital Appreciation Fund                                       2,774  Units                    89,499        105,385
       HBR International Growth Fund                                       1,735  Units                    28,889         33,817
       Invesco Growth Fund                                                33,142  Units                   204,763        214,096
       Templeton Developing Markets                                        6,322  Units                    65,374         64,991
       UAM Heitman/PRA Real Estate Portfolio                              12,247  Units                   102,000        105,572
       Aetna Real Estate Assoc.                                              517  Units                     3,919          2,585
       SPDR Unit Series 1                                                  2,000  Units                   203,233        246,625
       Spectra Common Stock Fund                                             314  Units                     6,050          7,914
       UIT 1st Trust Special Situations Internet Growth                    1,982  Units                    20,004         54,048
                                                                                                      -----------    -----------

                                                    TOTAL                                             102,462,062    106,166,742
                                                                                                      -----------    -----------



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                           (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL        (D)            CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE          COST             VALUE
-----  -----------------------------                               ----------------------------      -------          -------

       CORPORATE DEBT INSTRUMENTS
       Alza Corp. 5.000% Due 5/1/2006                                   61,000  Par Value             71,124           88,145
       Detroit Edison Co. 7.740% Due 6/1/2018                           20,000  Par Value             19,365           21,683
       Sys & Computer Tech Corp 5.0% Conv Sub Due 10/15/2004            15,000  Par Value             14,175           12,075
       Countrywide Home Loans Inc Medium Term Notes                     50,000  Par Value             50,000           48,771
       Mascotech Inc. 4.500% Due 12/15/2003                             20,000  Par Value             18,733           16,200
       General Foods Corp 6.00% Deb Due 6/15/2001                       10,000  Par Value             10,002           10,102
       Systems Software Assoc. Inc. 7.000% Due 9/15/2002                10,000  Par Value             10,638            7,150
       US West Communications Inc. 7.500% Due 6/15/2023                 36,000  Par Value             36,525           38,301
       Intl Business Machines Corp 7.5% Deb Due 6/15/2013                5,000  Par Value              5,467            5,817
                                                                                                     -------          -------

                                                    TOTAL                                            236,029          248,244
                                                                                                     -------          -------

       COMMON STOCK
       1st Health Group                                                  1,900  Shares                47,257           31,469
       1st Tenn National Corp                                              411  Shares                11,637           15,628
       1st Union Corp                                                      586  Shares                33,360           35,644
       4 Seasons Hotels                                                    100  Shares                 3,609            2,925
       Abbott Laboratories                                               1,434  Shares                36,770           70,273
       Aber Res Ltd Com New                                              1,000  Shares                 6,768            5,656
       Abrams Inds.                                                     10,613  Shares                54,521           53,065
       Access Worldwide Communications Inc                              60,200  Shares               722,400          504,175
       Acnielsen Corp.                                                      49  Shares                   695            1,384
       Actrade Intl Ltd                                                    200  Shares                 2,267            2,825
       Adaptec Inc.                                                     38,500  Shares               737,958          676,156
       Ade Corp Mass                                                    16,000  Shares               231,960          208,000
       ADR Alcatel Alsthom Sponsored NM Chgd Alcatel 9/16/98               510  Shares                 9,513           12,463
       ADR Allied Zurich PLC Level 1                                        59  Shares                 1,027            1,766
       ADR Banco Frances Del Rio De La Plata S A Sponsored                 300  Shares                 8,833            6,225
       ADR Brit Amern TOB PLC Sponsored                                     59  Shares                 1,027            1,033
       ADR Brit Steel PLC ADR                                              400  Shares                10,209            5,850
       ADR BTR PLC Exch ADR BTR Siebe PLC Level 1 Mand                     463  Shares                 8,644            3,782
       ADR Business Objects SA Sponsored ADR                            12,400  Shares               179,304          403,000
       ADR Centrais Eletr Bras Electrobras ADR                             240  Shares                 4,799            2,066
       ADR Centrais Geradoras Sponsored                                     24  Shares                   153              157
       ADR Corporacion Bancaria de Espana                                  400  Shares                11,938           20,600
       ADR De Beers Cons Mines Ltd                                         690  Shares                17,154            8,798
       ADR Den Danske Bk Af 1871 Aktieselskab Denmark                      110  Shares                10,486           14,778
       ADR Deutsche Telekom Ag                                             400  Shares                10,425           13,100
       ADR Diageo PLC Sponsored                                            343  Shares                10,175           15,864
       ADR Doncasters PLC Sponsored                                     29,500  Shares               597,471          477,531



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                           (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL         (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE           COST            VALUE
-----  -----------------------------                               ----------------------------       ------          -------

       COMMON STOCK
       ADR Elf Aquitaine Sponsored                                          240  Shares                8,625          13,590
       ADR Ericsson LM Tel Co Cl B Ser10                                    540  Shares               11,675          12,926
       ADR Evn AG                                                           140  Shares                4,223           3,850
       ADR Fiat SPA Unsponsored Repst Ord                                   400  Shares                9,171           7,050
       ADR Fletcher Challenge Ltd Forest                                    725  Shares                6,612           2,266
       ADR Fletcher Challenge Paper Div                                     250  Shares                5,457           1,625
       ADR Fuji Photo Film Co.                                              260  Shares                6,720           9,523
       ADR Glaxo Wellcome PLC                                               324  Shares               13,645          22,518
       ADR Groupe Danone Sponsored                                          620  Shares               18,782          34,875
       ADR Hitechi Ltd ADR for 10 Com                                       150  Shares               15,738           9,066
       ADR Hoechst A G Isin                                                 200  Shares                8,910           8,200
       ADR Hutchison Whampoa Ltd                                            200  Shares                6,990           7,067
       ADR Imperial Chem Ind PLC                                            170  Shares                7,790           5,939
       ADR Ing Groep NV                                                     150  Shares                4,605           9,328
       ADR Instituto Bancario San Paolo                                    1268  Shares               22,366          45,331
       ADR Iscor Ltd                                                        663  Shares                5,215           1,195
       ADR Jardine Matheson Hldg Ltd Sponsored                             1720  Shares               12,778           4,438
       ADR Korea Elec Pwr Co. Sponsored                                     210  Shares                4,073           3,294
       ADR Magellan Pete Australia                                         4200  Shares               11,900           3,675
       ADR Matsushita Elec Indl Co                                           50  Shares                8,350           8,725
       ADR Metrogas S A Sponsored                                          1000  Shares               10,099           8,250
       ADR Nestle SA Sponsored                                              160  Shares                8,056          17,200
       ADR Nice Sys Ltd                                                    1000  Shares               14,655          21,625
       ADR Nokia Corp Sponsored Finland                                     125  Shares               11,249          15,055
       ADR Peugeot SA                                                       390  Shares               11,466          15,098
       ADR Philips Elec Ex Koninklijke Philip Elec N/C 3-                   350  Shares               14,312          23,691
       ADR Pohang Iron & Stl Ltd                                            200  Shares                4,875           3,375
       ADR Reuters Group                                                     99  Shares                   --           6,274
       ADR Shire Pharmaeuticals Group                                       166  Shares                3,649           3,362
       ADR Siemens AG Com Cap                                               220  Shares               10,962          14,200
       ADR Smithkline Beecham PLC Repstg                                    467  Shares               20,995          32,457
       ADR Societe Generale France                                          310  Shares                7,285          10,045
       ADR Tele Danmark A/S Sponsored                                       730  Shares               19,019          49,549
       ADR Tele De Mex SA CV L Rpstg                                        600  Shares               18,750          29,213
       ADR telecom Italia Spa                                               500  Shares               15,234          43,500
       ADR Telefonica S A Sponsored                                         160  Shares                5,957          21,660
       ADR Teva Pharmaceutical Inds                                         480  Shares               20,004          19,530
       ADR Unilever N Y NY Sh 4 Guilders                                    160  Shares                8,495          13,270
       ADR YPF Sociedad Anonima Sponsored                                   370  Shares                7,360          10,337
       Advanced Digital Information Corp                                    200  Shares                3,025           3,200



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                            (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL           (D)          CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE             COST           VALUE
-----  -----------------------------                               ----------------------------         -------       ---------

       COMMON STOCK
       Advanced Materials Group Inc                                        1,686  Shares                     --           2,108
       Affymetrix Inc                                                        700  Shares                 22,462          17,063
       AFLAC Inc.                                                            800  Shares                 20,382          35,200
       Agribiotech Inc                                                     1,000  Shares                 16,280          12,938
       Air Methods Corp.                                                     230  Shares                    995             618
       Airtouch Communications Inc                                           425  Shares                 26,103          30,653
       Alberto-Culver Co.                                                    695  Shares                 20,063          18,548
       Albertson's Inc.                                                      203  Shares                 10,742          12,908
       Alliance Pharmaceutical Corp                                       74,687  Shares                366,578         245,067
       Allstate Corp                                                         630  Shares                 28,080          24,334
       Alltel Corp                                                           200  Shares                  9,865          11,963
       Altera Corp.                                                          270  Shares                 14,322          16,436
       Alza Corp                                                             500  Shares                 26,523          26,125
       Amazon Com                                                            250  Shares                  8,505          80,313
       AMBAC Financial Group                                                 200  Shares                  3,570          12,038
       AMDOCS Ltd                                                         27,100  Shares                452,291         464,088
       Amer W. Hldg Corp                                                  42,000  Shares                771,588         714,000
       America 1st Mortgage Investments                                      790  Shares                  6,480           3,606
       America On-line                                                     4,362  Shares                584,611         697,920
       American Buildings Co.                                             10,600  Shares                181,735         259,700
       American Express Co.                                                  985  Shares                 64,802         100,716
       American Home Prod Corp                                               425  Shares                 19,489          23,959
       American International Group, Inc.                                  1,093  Shares                 76,779         105,611
       American Media Inc.                                                60,000  Shares                240,219         333,750
       American Power Conversion Corp.                                     1,100  Shares                400,250         595,781
       American Water Works Co., Inc.                                        471  Shares                  8,106          13,863
       Americredit Corp.                                                  80,700  Shares                775,071       1,114,669
       Ameritech Corp.                                                       410  Shares                 13,532          26,006
       Ames Dept. Stores Inc.                                             37,300  Shares                739,519       1,007,100
       Amgen Inc.                                                          1,716  Shares                 87,882         179,429
       Amoco Corp Com Exch ADR BP Amoco PLC @.6616666                        100  Shares                  4,553           5,900
       Analogic Corp.                                                     25,000  Shares                475,665         940,625
       Andrew Corp.                                                       16,600  Shares                237,854         273,900
       Anicom Inc.                                                           600  Shares                  4,509           5,513
       Antec Corp.                                                        54,600  Shares                297,440         598,825
       Apex PC Solutions Inc.                                             21,400  Shares                636,443         617,925
       Apple Computer, Inc.                                                  200  Shares                  5,790           8,188
       Applied Magnetics Corp                                              2,000  Shares                 17,625          12,375
       Applied Materials Inc                                               1,280  Shares                 43,165          54,640
       ASA Holdings Inc.                                                  10,000  Shares                386,273         305,000



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                            (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL           (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE             COST            VALUE
-----  -----------------------------                               ----------------------------        ---------       ---------

       COMMON STOCK
       Ashland Inc.                                                          200  Shares                   9,898           9,675
       Astec Ind.                                                            500  Shares                  25,934          27,813
       AT&T Corp.                                                            611  Shares                  30,598          45,955
       Atlas Air Inc.                                                     15,500  Shares                 582,151         758,531
       Authomatic Data Processing, Inc.                                      393  Shares                  13,284          31,514
       Autozone Inc.                                                         200  Shares                   4,700           6,588
       Avigen Inc                                                          1,000  Shares                   4,278           7,813
       Aviron Corp                                                            39  Shares                   1,078          17,004
       Avon Products, Inc.                                                   205  Shares                   7,243           9,067
       Ballys Total Fitness Hldg Corp.                                    33,500  Shares                 772,602         833,313
       Bandag Inc.                                                           200  Shares                   4,364           7,988
       Bandag Inc. CL A                                                   19,700  Shares                 964,964         687,038
       Bank One Corp                                                         820  Shares                  40,509          41,871
       BankAmerica Corp                                                      497  Shares                  29,263          29,882
       Bankers Trust Corp.                                                 7,470  Shares                 231,978         638,218
       BE Aerospace Inc.                                                  20,400  Shares                 644,686         428,400
       Bed Bath & Beyond                                                     300  Shares                   9,811          10,238
       Bell Atlantic Corp                                                    100  Shares                   4,939           5,300
       Bellsouth Corp.                                                     2,218  Shares                  43,360         110,634
       Bergen Brunswick Corp Class A                                       1,050  Shares                  30,684          36,619
       Berkshire Hathway Inc.                                                 55  Shares                 108,216         129,250
       Bestfoods                                                             170  Shares                   5,591           9,053
       Bethlehem Steel Corp                                                  300  Shares                   4,605           2,513
       BHC Communications Inc.                                            24,200  Shares               1,678,354       2,395,608
       Biochem Pharma Inc.                                                    26  Shares                 582,061         682,019
       Biogen Inc                                                            200  Shares                  16,267          16,600
       Biomatrix Inc.                                                     20,400  Shares                 663,698       1,188,300
       Biomet Inc.                                                        23,800  Shares                 373,366         957,950
       Blackrock Hi Yield                                                  1,300  Shares                      --          19,500
       Bldg 1 Svcs Corp                                                   34,000  Shares                 680,000         709,750
       BMC Software Inc.                                                  18,000  Shares                 169,448         802,125
       Boeing Co.                                                            201  Shares                  10,291           6,546
       Borders Group Inc.                                                 19,900  Shares                 294,983         496,256
       Boston Chicken                                                        663  Shares                   9,015             206
       Boston PPTYS Inc.                                                     845  Shares                  26,406          25,773
       Boston Scientific Corp                                                400  Shares                  11,263          10,725
       Bristol Myers Squib Co.                                               586  Shares                  40,494          78,438
       Brush Wellman Inc.                                                 12,000  Shares                 257,457         209,250
       Burl Northern Santa Fe Corp                                           120  Shares                   4,273           4,050
       Cadence Design System Inc.                                         21,800  Shares                 309,820         648,550



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL           (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE             COST            VALUE
-----  -----------------------------                               ----------------------------        ---------       ---------

       COMMON STOCK
       Calenergy Inc Com Exch Midamerican Energy                           61,500  Shares              2,004,277       2,133,281
       Callaway Golf Co.                                                       12  Shares                    217             120
       Can So Petro Ltd                                                     1,000  Shares                  7,600           5,000
       Carnegie International Corp                                          2,650  Shares                  7,681           6,122
       Carnival Crop CL A N/C Carnival Corp Com Stk Eff 6/15                  560  Shares                  3,937          26,880
       Caterpillar Inc.                                                       244  Shares                 12,822          11,246
       Cavalier Homes Inc.                                                 31,000  Shares                290,610         352,625
       CDW Computers Ctrs Inc.                                              8,500  Shares                686,793         815,469
       CEC Entmt Inc.                                                      19,700  Shares                557,313         546,675
       Celestica Inc.                                                      22,900  Shares                601,977         565,344
       Cellstar Corp.                                                      11,400  Shares                122,679          77,663
       Cendant Corp.                                                        1,376  Shares                 36,713          26,230
       Century Tel Enterprises Inc                                            915  Shares                 45,536          61,763
       Ceridian Corp.                                                       5,900  Shares                224,185         411,894
       Charter 1 Financial Inc.                                               453  Shares                  5,775          12,571
       Chase Manhattan Corp                                                   501  Shares                 28,673          34,118
       Chateau Communities Inc.                                               300  Shares                  8,631           8,794
       Checkfree Hldg Corp.                                                30,400  Shares                509,996         710,600
       Chemed Corp.                                                           310  Shares                  9,708          10,373
       Chevron Corp.                                                          406  Shares                 24,303          33,670
       Chiron Corp                                                            930  Shares                 20,197          24,354
       Chittenden Corp.                                                    29,962  Shares                564,218         958,784
       Chris-Craft Industries Inc.                                         37,692  Shares              1,398,229       1,816,283
       Cigna Corp.                                                             60  Shares                  4,103           4,639
       Circus Circus Enterprises Inc.                                         300  Shares                  7,550           3,431
       Cisco Systems Inc.                                                   2,983  Shares                201,324         276,860
       Citigroup Inc                                                        2,057  Shares                 97,303         101,807
       Citizens Utils Co. Series B                                            570  Shares                     --           4,633
       CKE Restaurants Inc.                                                   600  Shares                432,123         737,174
       Claire's Stores Inc.                                                   535  Shares                  9,923          10,968
       Clorox Co.                                                              80  Shares                  4,065           9,345
       CMAC Invt Corp                                                      11,200  Shares                706,272         514,500
       CMGI Inc.                                                              280  Shares                 18,650          29,820
       CMP Media Inc.                                                      20,000  Shares                324,980         365,000
       Coca Cola Co.                                                        3,084  Shares                159,401         206,214
       Coca Cola Enterprises Inc.                                             201  Shares                  8,383           7,170
       Cognos Inc.                                                         83,600  Shares              1,752,531       2,090,000
       Colgate-Palmolive Co.                                                  410  Shares                 22,218          38,079
       Columbia/HCA Healthcare Corp.                                          195  Shares                  5,825           4,826
       Comair Holdings Inc.                                                23,200  Shares                593,478         783,000



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                            (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL           (D)          CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE             COST           VALUE
-----  -----------------------------                               ----------------------------         -------       ---------

       COMMON STOCK
       Commercial Net Lease                                                   500  Shares                 6,625           6,625
       Commscope Inc.                                                      44,200  Shares               596,700         743,113
       Community Bank Systems Inc                                             530  Shares                18,341          15,549
       Compaq Computer Corp.                                                2,799  Shares                80,981         117,390
       Computer Sci Corp                                                      575  Shares                31,742          37,052
       CompuWare                                                              600  Shares                37,551          46,875
       Comverse Technology Inc.                                            21,135  Shares               531,166       1,500,585
       Conagra Inc.                                                           571  Shares                14,403          17,987
       Conmed Corp                                                         30,000  Shares               741,249         990,000
       Conseco Inc.                                                         1,687  Shares                82,918          51,559
       Corn Products International                                             21  Shares                   413             638
       Cortech Inc.                                                           150  Shares                   938             936
       Cor Therapeutics Inc.                                                  100  Shares                 1,136           1,325
       Corus Bankshares                                                       600  Shares                10,035          19,350
       Corrections Corp Ex Prison Realty @.875 Stk Mgr                        700  Shares                16,658          12,338
       Cousins Props Inc.                                                     300  Shares                 8,538           9,675
       CPB Inc.                                                            24,000  Shares               384,460         420,000
       Cree Resh Inc.                                                         500  Shares                16,405          23,938
       Crescendo Pharmaceuticals                                                5  Shares                 5,092              68
       Crescent Oper. Inc.                                                    120  Shares                16,875             570
       Crescent Real Estate                                                 1,200  Shares                11,783          27,600
       Cubist Pharmaceuticals Inc.                                          2,000  Shares                11,876           7,625
       Cytyc Corp.                                                            500  Shares                12,117          12,875
       Daimler Chrysler                                                        90  Shares                 4,437           8,646
       Datascope Corp.                                                     20,000  Shares               338,929         460,000
       Datawatch Corp.                                                      3,000  Shares                11,761           4,125
       Dave & Busters Inc.                                                    200  Shares                 5,182           4,613
       Deere & Company                                                        201  Shares                 9,878           6,664
       Dell Computer Corp.                                                  4,178  Shares               259,216         305,777
       Deltic Timber Corp.                                                 13,000  Shares               356,130         264,875
       Diacrin Inc.                                                         1,000  Shares                10,785           5,938
       Diebold Inc.                                                           458  Shares                10,032          16,357
       Dime Bancorp Inc.                                                   54,800  Shares               689,730       1,448,775
       Dollar General Corp                                                    751  Shares                19,190          17,733
       Dollar Thrifty Automotive Group Inc.                                52,900  Shares               603,589         681,088
       Dominion Resources Inc.                                                750  Shares                28,967          35,085
       Dover Downs Entertainment Inc.                                       1,500  Shares                20,104          18,094
       Dow Jones & Co. Inc.                                                10,000  Shares               429,880         481,250
       DSP Communications Inc.                                             27,000  Shares               429,608         413,438
       Du Pont Co.                                                            555  Shares                37,529          29,450



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL          (D)            CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE            COST             VALUE
-----  -----------------------------                               ----------------------------        -------         ---------

       COMMON STOCK
       Duke Energy Corp.                                                  1,093  Shares                 56,656            70,026
       Dun & Bradstreet Corp.                                               150  Shares                  2,739             4,734
       DVI Inc.                                                             275  Shares                  4,842             4,984
       Dycom Industries Inc.                                                605  Shares                 14,632            34,561
       E Trade Group Inc.                                                   250  Shares                 12,296            11,695
       Eastman Chemical Co.                                                 100  Shares                  6,269             4,475
       Echo Bay Mines Ltd                                                10,000  Shares                 25,405            17,500
       Electro Rent Corp.                                                82,600  Shares                885,365         1,331,925
       EMC Corp.                                                          4,325  Shares                606,081         2,110,125
       Emerson Electric Co.                                                 100  Shares                  2,872             6,050
       Enron Corp.                                                          200  Shares                  7,530            11,413
       Ensco International Inc.                                             800  Shares                 27,946             8,550
       Equifax Inc.                                                       2,490  Shares                 77,471            85,127
       Equity Residential Inc.                                              317  Shares                 16,041            12,838
       Express Scripts Inc.                                               1,140  Shares                 25,032            76,523
       Exxon Corp.                                                        1,291  Shares                 61,442            94,411
       FAB Industries Inc.                                                7,000  Shares                189,217           150,500
       Fahnestock Viner Holdings                                         15,700  Shares                255,054           274,750
       Fairfield Communities Inc.                                        31,100  Shares                617,715           344,044
       FDX Corp                                                             100  Shares                  4,428             8,900
       Federal -Mogul Corp.                                              22,100  Shares                805,365         1,314,950
       FHLMC                                                              1,270  Shares                 19,108            81,836
       First Community Corp                                                 600  Shares                 10,160             9,825
       First Data Corp.                                                     828  Shares                 28,515            26,237
       Fleet Financial Group Inc.                                           150  Shares                  6,143             6,703
       FNMA                                                               1,019  Shares                 47,079            75,406
       Food Lion                                                            400  Shares                  3,588             4,250
       Ford Motor Company                                                   150  Shares                  8,967             8,776
       Forest City Enterprises Inc. Class A                              39,600  Shares                544,361         1,039,500
       Forest City Enterprises Inc. Class B                               5,700  Shares                 62,796           146,775
       Fortune Brands Inc.                                                  200  Shares                  7,381             6,325
       Franchise Finance Corp. of America                                 5,388  Shares                122,057           129,305
       Franklin Electronic Publishers Inc.                                  600  Shares                 10,205             7,050
       Franklin Res. Inc.                                                   600  Shares                  7,485            19,200
       Frontier Corp.                                                     2,364  Shares                 61,603            80,379
       Gannett Co., Inc.                                                    770  Shares                 39,043            49,665
       Garan Inc.                                                        13,000  Shares                222,569           365,625
       GDR IRSA Inversiones Y Representaciones                              254  Shares                  9,550             7,064
       Gen Re Corp Com Exch Berkshire Hathaway CL B @ .10                   150  Shares                 30,811            30,525



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL           (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE             COST            VALUE
-----  -----------------------------                               ----------------------------        ---------       ---------

       COMMON STOCK
       General Electric Co.                                               3,274  Shares                  214,390         334,158
       General Magic Inc                                                  3,000  Shares                   25,638          15,094
       General Motors Corp.                                                 239  Shares                   12,871          17,123
       Genesco Inc                                                          100  Shares                      599             569
       Genesis MicroChip Inc.                                               500  Shares                   11,051          12,125
       Gentex Corp                                                        1,200  Shares                   14,734          24,000
       Genzyme Corp                                                         200  Shares                    5,827           9,950
       Gillette Co.                                                       2,036  Shares                   44,927          98,355
       Global Marine Inc.                                                 1,875  Shares                   26,863          16,875
       Gold Standard Inc.                                                   125  Shares                    7,143             156
       Golden Street Bancorp Inc.                                           210  Shares                    3,443           3,491
       Golden Street Bancorp Litig Wt                                       210  Shares                      397             958
       GTE Corp.                                                            310  Shares                   15,621          20,166
       Guidant Corp.                                                        455  Shares                   29,705          50,164
       Gulfstream Aerospace Corp.                                        15,300  Shares                  387,059         814,725
       Gyrodyne Co. of America Inc.                                       4,025  Shares                   66,384          53,331
       HBR FLA Bancorp Inc.                                                 102  Shares                    1,235           1,138
       HCR Manor Care Inc.                                                1,300  Shares                   34,580          38,188
       Heilig-Meyers Co.                                                    500  Shares                    3,811           3,344
       Helix Technology Corp.                                               430  Shares                    8,770           5,590
       Henry Jack & Assoc. Inc.                                             300  Shares                   13,254          14,925
       Hewlett-Packard Co                                                   499  Shares                   23,070          34,088
       Hibernia Corp                                                         --  Shares                        9               8
       Hilb Rogal & Hamilton Co.                                            400  Shares                    7,175           7,950
       Hollywood Entmt Corp                                              28,000  Shares                  588,000         763,000
       Home Depot Inc.                                                    2,448  Shares                   96,812         149,787
       Hrpt Pptys Tr Sh Ben Int                                             200  Shares                    4,038           2,813
       Hudson General Corp                                                1,000  Shares                   12,393          63,000
       Hyperion Solutions Corp.                                          31,000  Shares                  630,205         558,000
       IBP Inc.                                                             200  Shares                    4,992           5,825
       ICN Pharmaceuticals Inc.                                           1,245  Shares                   18,468          28,168
       Imation Corp.                                                    103,100  Shares                1,995,590       1,804,250
       IMS Health Inc.                                                      150  Shares                    4,006          11,316
       INDL Bancorp Inc.                                                 13,000  Shares                  140,284         260,000
       Informix Corp.                                                       200  Shares                    4,375           1,975
       Insight Enterprises Inc.                                          12,900  Shares                  437,968         656,288
       Integrated Process Equip. Corp.                                    8,000  Shares                   92,240          86,000
       Intel Corp.                                                        2,042  Shares                  150,939         242,157
       International Business Machines                                      670  Shares                   79,302         123,840
       International Game Technology                                    114,300  Shares                1,845,542       2,616,461



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL           (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE             COST            VALUE
-----  -----------------------------                               ----------------------------        ---------       ---------

       COMMON STOCK
       Interpublic Group of Companies Inc.                                  240  Shares                   11,014          19,140
       Intimate Brands Inc.                                               1,925  Shares                   42,326          57,509
       ISB Finl Corp.                                                       190  Shares                    2,707           4,204
       ITC Deltacom Inc.                                                    500  Shares                    6,813           7,625
       Jackpot Enterprises, Inc.                                         15,000  Shares                  164,799         141,563
       Jefferson-Pilot Corp.                                                150  Shares                    7,530          11,250
       Johnson & Johnson                                                  1,284  Shares                   70,967         107,682
       Jones Apparel Group Inc.                                          84,300  Shares                  865,735       1,859,869
       Jones Pharma Inc.                                                 27,200  Shares                  836,993         992,800
       Keebler Foods Co.                                                    630  Shares                   19,751          23,704
       Kroger Co.                                                           300  Shares                    9,355          18,150
       Lakeview Finl Corp.                                                    1  Shares                       25              30
       LAM Research Corp.                                                20,000  Shares                  413,520         356,250
       Lancaster Colony Corp                                              1,105  Shares                   41,954          35,498
       Lauder Estee Cos. Inc.                                               400  Shares                   18,631          34,200
       Leap Wireless Intl Inc.                                           19,100  Shares                  743,581         138,475
       Lear Corp                                                            250  Shares                   13,149           9,625
       Learning Co. Inc.                                                 35,900  Shares                1,019,905         931,156
       Lernout & Hauspie Speech Pro.                                        400  Shares                   13,076          13,050
       Lifecell Corp                                                        400  Shares                    2,089           1,750
       Ligand Pharmaceuticals Inc.                                        2,000  Shares                   18,896          23,250
       Lilly, Eli & Co.                                                     401  Shares                   19,161          35,637
       Lincare Holdings                                                   1,380  Shares                   34,852          55,976
       Lindsay Mfg.                                                         600  Shares                   14,397           8,888
       Littlefield Adams & Co.                                              846  Shares                       --           3,859
       Lockheed Martin Corp.                                                100  Shares                   11,393           8,475
       Loewen Group Inc.                                                  1,000  Shares                   23,780           8,438
       Lowes Corp.                                                           20  Shares                    1,765           1,965
       Lowes Cos. Inc.                                                    1,050  Shares                   35,012          53,747
       LSI Logic Corp.                                                      100  Shares                    2,007           1,613
       Lucent Technologies Inc.                                           1,593  Shares                  104,771         175,274
       Marcus Corp.                                                      54,475  Shares                  857,081         885,219
       Marsh & McLennan Cos., Inc.                                          150  Shares                    5,632           8,766
       Massbank Corp.                                                     3,199  Shares                   67,491         125,161
       Mattel Inc.                                                        1,790  Shares                   54,676          40,384
       Maytag Corp                                                           80  Shares                    4,104           4,980
       McClatchy Co.                                                     19,625  Shares                  339,925         694,234
       McCormick & Co.                                                      200  Shares                    4,860           6,763
       McDonalds Corp.                                                      830  Shares                   33,278          63,569
       MCI WorldCom                                                       3,700  Shares                  173,143         265,475

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL          (D)            CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE            COST             VALUE
-----  -----------------------------                               ----------------------------        -------         --------

       COMMON STOCK
       MCN Energy Group Inc.                                                418  Shares                 14,114           7,959
       Media Gen Inc                                                        200  Shares                  8,950          10,600
       MediaOne Group Inc.                                                  100  Shares                  3,881           4,700
       Medimmune Inc.                                                       117  Shares                  7,911          11,634
       Meditrust Paired CTF                                                 768  Shares                 22,384          11,618
       Medtronic Inc.                                                     2,980  Shares                116,171         221,265
       Mellon Bank Corp                                                     202  Shares                 14,704          13,909
       Mentor Graphics Corp.                                             50,000  Shares                418,265         425,000
       Mercantile Bankshares Corp.                                       17,100  Shares                299,038         658,350
       Merck & Co. Inc.                                                   1,992  Shares                178,266         294,139
       Mercury General Corp.                                                500  Shares                 11,195          21,906
       Merrill Lynch & Co., Inc.                                            100  Shares                  8,425           6,675
       Metromedia international Group Inc.                               31,580  Shares                188,874         171,716
       Micron Tech Inc.                                                     200  Shares                 11,087          10,113
       Microsoft Inc.                                                     2,173  Shares                196,932         301,368
       Mindspring Enterprises Inc.                                          225  Shares                  9,203          13,739
       Misty MTN Gold Ltd.                                                  500  Shares                  2,278             234
       Modis Professional Svcs Inc.                                      21,300  Shares                324,252         308,850
       Monsanto Co.                                                       1,959  Shares                 88,042          93,042
       Morgan St Dean W Discover Grp Inc N/C Morgan St Dean &               363  Shares                  7,995          25,773
       Morgan, J.P. & Co., Inc.                                              22  Shares                  2,132           2,311
       Morrison Knudsen Corp.                                                33  Shares                    210             103
       Mosaix Inc.                                                          200  Shares                  2,051           1,550
       Motorola Inc.                                                        552  Shares                 38,217          33,712
       N.W. Airlines Corp                                                 1,000  Shares                 29,389          25,563
       Natl Data Corp                                                    16,500  Shares                561,642         803,344
       NCR Corp                                                             200  Shares                  6,830           8,350
       Neomagic Corp                                                        700  Shares                 13,242          15,488
       Netscape Communications Corp                                         200  Shares                 12,030          12,150
       Networks Assoc. Inc.                                                 891  Shares                 42,217          59,029
       New Plan Realty Trust                                                576  Shares                 13,760          12,776
       Newmont Mining Corp.                                                  50  Shares                  2,143             903
       Nextel Communications Inc.                                           400  Shares                  9,271           9,450
       Nextlink Communications Inc.                                         100  Shares                  2,455           2,838
       Nielsen Media Research Inc.                                           50  Shares                    309             900
       Nike, Inc.                                                           393  Shares                 18,845          15,948
       Nobel Drilling Corp                                                  250  Shares                  8,229           3,234
       Norfolk Southern Corp.                                               382  Shares                 11,823          12,105
       Norrell Corp.                                                      4,830  Shares                 88,139          71,243
       Northern Telecom Ltd.                                                150  Shares                  3,358           7,519



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                            (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL          (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE            COST            VALUE
-----  -----------------------------                               ----------------------------        -------        ---------

       COMMON STOCK
       Nova Corp Ga                                                      20,600  Shares                534,127          714,563
       Nuevo Energy Co.                                                     321  Shares                  7,182            3,692
       Oak Technology Inc.                                                1,500  Shares                 14,374            5,250
       Occidental Petroleum Corp.                                         1,143  Shares                 32,284           19,294
       Ogden Corp                                                           300  Shares                  7,825            7,519
       Opal Tech.                                                        10,000  Shares                 12,508            2,900
       Oracle Corp.                                                         605  Shares                 14,869           26,091
       Orthodontic Ctr Amer.                                             28,800  Shares                551,091          559,800
       Osteotech Inc.                                                    19,600  Shares                502,297          911,400
       Outback Steakhouse Inc.                                            1,030  Shares                 27,949           41,071
       Pacific Gulf Inc.                                                  2,200  Shares                 50,302           44,138
       Paine Webber Group Inc.                                            9,000  Shares                213,360          347,625
       Parametric Tech. Corp.                                             1,990  Shares                 46,288           32,586
       Parexel Intl Corp                                                 25,000  Shares                537,680          625,000
       Parker-Hannifin Corp.                                                300  Shares                 10,657            9,825
       Patterson Dental Co.                                               1,135  Shares                 29,338           49,373
       Patterson Energy Inc.                                              1,000  Shares                 12,242            4,063
       Paychex Inc.                                                         200  Shares                 10,255           10,288
       Penney J. C.                                                         101  Shares                  6,078            4,739
       Pepsico Inc.                                                       1,860  Shares                 62,339           76,144
       Personnel Group of America Inc.                                   39,400  Shares                283,828          689,500
       Pfizer Inc.                                                        2,556  Shares                177,845          320,560
       PG&E Corp.                                                           280  Shares                  6,347            8,820
       Philip Morris Com. Inc.                                            1,360  Shares                 64,302           72,760
       Philips Petroleum Co.                                                595  Shares                 27,725           25,362
       Pinnacle Sys Inc.                                                 20,000  Shares                533,304          715,000
       Pittson Brinks Group Inc.                                          1,525  Shares                 51,247           48,609
       Platinum Software Corp.                                              600  Shares                  8,261            7,688
       Powertel Inc.                                                         75  Shares                    926            1,017
       Premier Natl Bancorp Inc                                          16,380  Shares                170,787          304,054
       Pre-paid Legal Services, Inc.                                        500  Shares                 12,874           16,500
       PressTek Inc.                                                        800  Shares                 19,660            5,450
       Price T. Rowe Associates Inc.                                        600  Shares                 17,667           20,550
       Procter & Gamble Co.                                                 496  Shares                 36,518           45,311
       Progress Software Corp.                                           89,250  Shares                910,389        3,012,188
       Provident Cos Inc.                                                   750  Shares                 29,015           31,125
       Provident Finl Holdings Inc.                                         290  Shares                  3,661            4,948
       PSS World Med Inc                                                 34,800  Shares                558,164          800,400
       Public Service Enterprise Group Inc.                                 100  Shares                  3,724            4,000
       QuadraMed Corp                                                    22,500  Shares                550,087          461,250



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL           (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE             COST            VALUE
-----  -----------------------------                               ----------------------------        ---------       ---------

       COMMON STOCK
       Qualcomm Inc.                                                      76,400  Shares               2,232,451       3,960,029
       Quantum Corp.                                                      26,700  Shares                 604,977         567,375
       Qwest Communications Intl Inc.                                      1,751  Shares                  56,327          87,550
       R & B Falcon Corp                                                     630  Shares                  19,791           4,764
       R H Donnelley Corp.                                                    30  Shares                     266             437
       Rainbow Technologies Inc.                                          33,000  Shares                 411,945         620,813
       Raymond James Financial Inc.                                       16,750  Shares                 317,955         353,844
       Raytheon Co.                                                           12  Shares                     545             620
       Readers Digest Assn. Inc.                                             250  Shares                   6,250           6,297
       Reebok International Inc.                                             140  Shares                   3,640           2,083
       Remedytemp                                                            666  Shares                  10,020          10,073
       Renal Care Group, Inc.                                             20,900  Shares                 524,300         602,181
       Rep Ind. Inc.                                                         500  Shares                  11,561           7,375
       Repligen Corp                                                       1,850  Shares                   2,044           2,370
       Rexall Sundown                                                        100  Shares                   3,730           1,400
       RF Monolithics Inc.                                                   300  Shares                   3,389           2,794
       Ricex Co.                                                             450  Shares                   2,660             309
       Richfood Hldgs Inc                                                 23,900  Shares                 654,939         495,925
       Rio Hotel & Casino Com Exch Harrah's Entertain                     61,000  Shares               1,011,632         968,375
       Rollins Inc.                                                       26,500  Shares                 554,140         463,750
       Rowan Co., Inc.                                                     1,200  Shares                  36,570          12,000
       Royal Dutch Petroleum                                                 116  Shares                   6,325           5,554
       Safeco Corp.                                                          100  Shares                   2,856           4,294
       Safeguard Scientifics                                                 300  Shares                   7,959           8,231
       Safeskin Corp                                                       1,030  Shares                  32,457          24,849
       Saks Inc.                                                          24,400  Shares                 389,600         770,125
       Sandhurst Res Ltd                                                   3,000  Shares                   3,378              --
       Sara Lee Corp.                                                      2,812  Shares                  67,948          79,273
       SBC Communications Inc.                                               609  Shares                  20,005          32,675
       SCH Specialty Inc.                                                 45,192  Shares                 725,005         965,979
       Schering-Plough Corp.                                                 620  Shares                  17,771          34,255
       Schlumberger Ltd.                                                   1,275  Shares                  78,903          58,809
       Schwab Charles Corp                                                   850  Shares                  41,109          47,768
       Scientific Atlanta Inc.                                            28,100  Shares                 535,061         641,031
       Scientific Games Hldgs Corp                                        15,000  Shares                 303,734         283,125
       Scios Inc                                                             200  Shares                   2,030           2,075
       SDL Inc.                                                           32,100  Shares                 710,637       1,271,963
       Sears Roebuck and Co.                                                 180  Shares                   9,429           7,650
       SEI Invt. Co.                                                      10,100  Shares                 739,342       1,003,688



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL           (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE             COST            VALUE
-----  -----------------------------                               ----------------------------        ---------       ---------

       COMMON STOCK
       Separcor Inc                                                        1,300  Shares                  64,624         113,831
       Sequent Computer Systems Inc                                          100  Shares                   1,855           1,206
       Service Corp. International                                           220  Shares                   7,609           8,374
       Shaw Ind. Inc.                                                     23,500  Shares                 265,586         569,875
       Shire Pharmaceuticals Group                                         1,000  Shares                   5,844           6,375
       Sierra Health Services Inc.                                           200  Shares                   3,805           4,213
       Signal Corp Com Exch FirstMerit Corp Com @ 1.23 2-1                 4,562  Shares                  51,355         156,249
       Simpson Mfg Inc.                                                      480  Shares                  19,783          17,970
       Sirrom Cap Corp.                                                   56,700  Shares               1,094,522         279,956
       Skyline Corp.                                                      12,800  Shares                 397,244         416,000
       SLM Hldg Corp.                                                        960  Shares                  44,911          46,080
       Smith Intl Inc.                                                       100  Shares                   3,461           2,519
       Software Spectrum Inc.                                             22,000  Shares                 411,874         349,250
       SouthTrust Corp.                                                    1,402  Shares                  23,706          51,786
       Spaghetti Whse Inc Com Stk Exch Cash Mgr 8.00                       8,000  Shares                  39,440          61,000
       Splash Tech. Holdings Inc.                                         32,400  Shares                 807,197         240,975
       Sports Auth.                                                       59,100  Shares                 403,995         310,275
       SPX Corp                                                           11,600  Shares                 669,183         777,200
       St Financial Services Corp                                            329  Shares                   4,545           4,935
       St St Corp                                                            150  Shares                  10,602          10,434
       Staarwd Hotels & Resort N/C Starwd Hotels & Resort                    400  Shares                  20,230           9,075
       Staffmark Inc.                                                        600  Shares                 579,017         642,163
       Staples Inc.                                                          855  Shares                  13,197          37,353
       Starbucks Corp                                                         50  Shares                   2,581           2,806
       Stericycle Inc.                                                       100  Shares                   1,827           1,613
       Steris Corp.                                                          200  Shares                   3,490           5,688
       Sterling Comm. Inc.                                                   600  Shares                 887,731       1,129,500
       Stewart Information Services Corp.                                  7,000  Shares                 216,607         406,000
       Storage Tech. Corp.                                                 1,100  Shares                  20,878          39,119
       Summit Bancorp                                                        150  Shares                   3,466           6,553
       Sun Microsystems Inc.                                               6,300  Shares                 458,914         539,438
       Sunbeam Corp.                                                         200  Shares                   9,351           1,377
       Sunoco Inc.                                                            94  Shares                   3,874           3,390
       Sunrise Assisted Living Inc.                                        9,700  Shares                 288,315         503,188
       Sunterra Corp.                                                     37,500  Shares                 725,745         562,500
       Superior Inds. International Inc.                                  10,000  Shares                 253,060         278,125
       Synovus Financial Corp                                                550  Shares                  13,428          13,406
       Syquest Tech. Inc.                                                  6,000  Shares                   2,617           2,064
       Sys & Computer Tech Corp                                              600  Shares                  15,635           8,250
       Sysco Corp.                                                           300  Shares                   5,742           8,231
       System Software Assn. Inc.                                         86,650  Shares               1,261,474         609,236



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL          (D)            CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE            COST             VALUE
-----  -----------------------------                               ----------------------------        -------         ---------

       COMMON STOCK
       T R Fncl Corp Com Exch Roslyn Bancorp Inc @ 2.05                   30,400  Shares               397,233         1,197,000
       Teco Energy Inc.                                                      636  Shares                15,158            17,916
       Tellabs Inc.                                                          450  Shares                30,754            30,853
       Teradyne Inc.                                                       9,700  Shares               266,791           411,038
       Terex Corp.                                                        27,800  Shares               543,464           794,038
       Texas Ind Inc.                                                     34,600  Shares               868,642           932,038
       Texaco Inc.                                                           872  Shares                50,644            46,085
       Texarkana First Financial Corp.                                       200  Shares                 2,950             4,625
       Texas Instruments Inc.                                                390  Shares                23,060            33,369
       Texas Pacific Land Trust                                              100  Shares                 2,765             5,388
       Texas Utils Co.                                                        50  Shares                 2,136             2,334
       Thermo Electron Corp.                                                 300  Shares                11,975             5,081
       Tidewater Inc.                                                        150  Shares                 5,731             3,478
       Time Warner Inc.                                                      200  Shares                 3,728            12,413
       Timken Co.                                                            100  Shares                 1,570             1,888
       Tokio Marine & Fire Ins. Co.                                           90  Shares                 5,084             5,468
       Tommy Hilfiger                                                        500  Shares                29,220            30,000
       Topps Inc.                                                        150,000  Shares               602,368           750,000
       Toys R Us Inc.                                                        170  Shares                 3,931             2,869
       Transocean Offshore Inc.                                              625  Shares                26,180            16,758
       Transworld Entmt Corp.                                             12,600  Shares               220,500           240,188
       Tricon Global Restaurant Inc.                                         116  Shares                 2,907             5,815
       Trigon HealthCare Inc.                                             22,700  Shares               706,206           846,994
       Trimble Nav Ltd                                                       500  Shares                10,280             3,625
       Trinity Inds. Inc.                                                 20,000  Shares               535,429           770,000
       TRW Inc.                                                              300  Shares                14,235            16,856
       Tyco International Ltd                                                475  Shares                15,536            35,833
       UICI                                                                  468  Shares                11,795            11,466
       Ultimate Software Group Inc                                        70,000  Shares               700,000           498,750
       Ultramar-Diamond Shamrock Corp                                        100  Shares                 3,549             2,425
       Ultratech Stepper Inc.                                              3,000  Shares                53,340            48,000
       Unicom Corp                                                           280  Shares                 6,782            10,798
       Union Carbide Corp                                                     49  Shares                 2,071             2,093
       Union Pacific Resources Group Inc.                                     50  Shares                 2,243             2,253
       Uniphase Corp.                                                      8,300  Shares               284,250           575,813
       United Asset Mgmt. Corp.                                           22,130  Shares               582,768           575,380
       United Dominion Real Estate                                           600  Shares                 7,386             6,188
       United Healthcare Corp.                                               700  Shares                42,655            30,144
       United Television Inc.                                              4,500  Shares               426,819           517,500
       Universal Health Realty Income Trust                               13,000  Shares               216,504           255,125



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                              (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL            (D)           CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE              COST            VALUE
-----  -----------------------------                               ----------------------------        ----------      -----------

       COMMON STOCK
       Universal Health Services Inc.                                     30,000  Shares                  523,288        1,556,250
       US Filter Corp                                                      2,450  Shares                   57,100           56,044
       US Surgical Corp Com Exch Tyco Intl Ltd Rt .7606                        1  Share                        --               39
       US West Communications Group                                          300  Shares                   10,526           19,388
       US Wireless Data Inc.                                               5,000  Shares                   30,105           14,063
       USA Detergents Inc.                                                 1,000  Shares                   16,342            7,250
       Utilicorp. United Inc.                                                725  Shares                   21,954           26,605
       Vasomedical Inc.                                                    3,000  Shares                    3,090            2,156
       Vermont Financial Services Corp                                    24,000  Shares                  396,258          798,000
       Vintage Petroleum Inc.                                                800  Shares                   15,131            6,900
       Visible Genetics Inc.                                                 400  Shares                    2,573            4,550
       Vitesse Semiconductor Corp.                                           325  Shares                   12,025           14,828
       Wabash National Corp.                                                 400  Shares                    6,630            8,125
       Wachovia Corp.                                                        600  Shares                   47,021           52,463
       Wade Cook Financial Corp.                                           4,000  Shares                   11,918            1,760
       Walgreen Co.                                                          663  Shares                   13,860           38,854
       Wal-Mart Stores Inc.                                                  629  Shares                   25,017           51,263
       Walt Disney Co.                                                     5,294  Shares                  152,454          158,827
       Warner Lambert Co.                                                  2,895  Shares                  129,560          217,668
       Washington Post Inc.                                                   40  Shares                   13,390           23,118
       Waste Management Inc.                                              14,100  Shares                  336,501          657,413
       Weingarten Realty Investors                                           216  Shares                    8,600            9,632
       Weis Markets Inc.                                                  12,000  Shares                  339,587          466,500
       Wells Fargo & Co.                                                   1,200  Shares                   21,954           47,925
       Whitney Holding Corp.                                              14,000  Shares                  437,862          525,450
       Williams Co.                                                          505  Shares                   15,100           15,754
       Wireless Telecom Group Inc.                                           300  Shares                    2,907              563
       World Access Inc.                                                   2,750  Shares                   50,065           58,781
       Wrigley Inc.                                                          181  Shares                   10,159           16,206
       WTR Corp.                                                          12,365  Shares                  818,583        1,078,816
       Yahoo Inc.                                                             70  Shares                    7,178           16,586
       Zebra Technologies Corp                                             1,110  Shares                   38,289           31,913
       Zweig Total Return Fund                                               478  Shares                    4,183            4,242
                                                                                                       ----------      -----------

                                                    TOTAL                                              93,076,811      120,914,986
                                                                                                       ----------      -----------

       INVESTMENT IN SECURITIES OF PARTICIPATING EMPLOYER
       Phycor Inc.                                                       860,124  Shares               16,637,322        5,859,595
                                                                                                       ----------      -----------



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                             (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL            (D)          CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE              COST           VALUE
-----  -----------------------------                               ----------------------------        ----------      ---------

       PREFERRED STOCK
       Corning Del L P Monthly Inc Conv Pfd                                 302  Shares                   18,854          21,113
       Merrill Lynch PFD Cap TR I TR Originated 7.75% Pfd Stk             1,000  Shares                   25,750          26,563
       Merrill Lynch PFD Cap TR V TR Originated PFD Secs                  2,000  Shares                   50,500          51,500
       Time Warner Cap. PFD                                                 200  Shares                    5,155           5,188
       Sunamerica Cap. PFD                                                  400  Shares                   10,300          10,288
       Venture Stores Inc. $3.25 Cum. Conv.                                 200  Shares                    5,350               4
       MFO Vanguard Pfd Stk Fund Open End Fund                            3,262  Shares                   33,955          33,269
                                                                                                       ---------       ---------

                                                    TOTAL                                                149,864         147,925
                                                                                                       ---------       ---------

       GUARANTEED INSURANCE CONTRACTS
       New England GIC Contract Policy # GA5273-5                         6,221  Units                     6,221           6,221
                                                                                                       ---------       ---------


       LIFE INSURANCE POLICIES AND ANNUITIES AND OTHER
       General Amer. Life Ins. Policy # 7030321                         118,171  Units                   118,171         226,774
       General Amer. Life Ins. Policy # 7067797                         113,600  Units                   113,600         113,600
       Guardian Modified Benefit Life Policy # 3309951                   39,326  Units                    37,587          39,326
       Integrity Life Pennacle 2 Integrity                               77,219  Units                    77,219          77,219
       Keyport Life Contract #0200491667                                 11,432  Units                    11,432          13,094
       Mass Mutual Policy # 7869421                                     177,635  Units                   177,635         177,635
       Mony Policy # 969-67-22                                           19,955  Units                    19,955          19,955
       Mony Policy #982-60-04                                            13,632  Units                    13,632          13,632
       New York Life Policy #44617983                                    79,349  Units                    79,349          79,349
       Northwestern Mutual Life                                          19,551  Units                    19,551          19,551
       Pacific Corinthian Annuity # 52684800V                            55,200  Units                    55,200          55,200
       Security Life Policy # 1544121                                    33,990  Units                    33,990          33,990
       TransAmerica Life Policy # 92536319                               97,080  Units                    97,080          97,080
       Trenton NJ US Govt Ser A HUD 7.12 GTD                             10,000  Units                    10,565          10,507
       Uit Ft Unit 285 Dow Target 10 TR DEC                               5,495  Units                    51,599          52,422
                                                                                                       ---------       ---------

                                                    TOTAL                                                916,565       1,029,334
                                                                                                       ---------       ---------

       LOANS TO PARTICIPANTS
       Phycor Participant Loans                                       3,675,194  Units                 3,675,194       3,675,194
                                                                                                       ---------       ---------



See accompanying independent auditors' report.

                                                                      SCHEDULE 1

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

           Item 27(a) Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                (C)
                    (B)                                              DESCRIPTION OF INVESTMENT
             IDENTITY OF ISSUE,                                      INCLUDING MATURITY DATE,                              (E)
             BORROWER, LESSOR,                                     RATE OF INTEREST, COLLATERAL             (D)          CURRENT
 (A)         OR SIMILAR PARTY                                          PAR OR MATURITY VALUE               COST           VALUE
-----  -----------------------------                               ----------------------------         -----------    -----------

       PARTNERSHIP/JOINT VENTURE INTERESTS
       America First Mtge LP                                                750  Units                       15,501         15,501
       American Cable TV Investors                                           30  Units                       17,100         17,100
       Bartlett Real Estate V                                               500  Units                           --        233,415
       Cable TV Fund                                                         10  Units                        1,494          1,494
       Century Hillcrest Apt Investors LP                                   500  Units                        1,463          1,463
       Century Pension Income Fund XXIV                                      22  Units                       10,328         10,328
       ECI Telecom Ltd.                                                  18,005  Units                      462,702        598,000
       Fifteenth & Central LLC                                           40,000  Units                       40,000         40,000
       Hutton/Con/AM Realty Investors II                                     40  Units                        1,730          1,730
       Hutton/Con/AM Realty Pension                                          46  Units                        3,276          3,276
       Mendik Real Estate LP 86                                              30  Units                          709            709
       Mendik Real Estate LP 87                                              40  Units                          915            915
       Participating Income PPTY 86 LP                                       15  Units                       11,959         11,959
       Resources Pension Shares                                           2,625  Units                        9,200          2,625
       Scottsdale Land Trust LP                                              10  Units                        1,640          1,640
       Seagram Co. Ltd.                                                  14,000  Units                      502,576        532,000
       Silver Screen Ptrn. III                                               30  Units                        1,646          1,646
       Silver Screen Ptrn. IV                                                20  Units                        3,724          3,724
       SLH Participating Income PPTY II                                      20  Units                       16,723         16,723
       Uniprop MFG HSG Comm. LP                                              20  Units                       18,175         18,175
       Valco Ltd Partnership                                                  1  Unit                        14,340         14,340
       MLP Pope Res Del Ltd Partnership Depos                            27,500  Units                      825,000        893,750
                                                                                                        -----------    -----------

                                                    Total                                                 1,925,878      2,420,513
                                                                                                        -----------    -----------

                                                    TOTAL                                               420,804,525    456,444,029
                                                                                                        ===========    ===========



See accompanying independent auditors' report.

                                                                      SCHEDULE 2

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                 Item 27(d) Schedule of Reportable Transactions

                        For year ended December 31, 1998




Single transactions with respect to any Plan assets in excess of 5% of Plan assets at beginning of Plan year [DOL REG. 2520, 103-6(c)(i)]

         There were no type (i) transactions during the year ended December 31, 1998.

















See accompanying independent auditors' report.

                                                                      SCHEDULE 3

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                 Item 27(d) Schedule of Reportable Transactions

                        For year ended December 31, 1998




Series of transactions with the same person (Other than with respect to securities) in excess of 5% of Plan assets at beginning of Plan year [DOL REG. 2520, 103-6(c)(ii)]

         There were no type (ii) transactions during the year ended December 31, 1998.


















See accompanying independent auditors' report.

                                                                     SCHEDULE 4

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                 Item 27(d) Schedule of Reportable Transactions

                        For year ended December 31, 1998

Series of transactions involving securities of the same issue in excess of 5% of Plan assets at beginning of Plan year [DOL REG. 1510, 103-6(c)(iii)]


                                                                                                    CURRENT VALUE     REALIZED
                                                                                                     OF ASSET ON      NET GAIN
IDENTITY OF                      DESCRIPTION             PURCHASE         SALE          COST OF      TRANSACTION         OR
PARTY INVOLVED                     OF ASSET               PRICE           PRICE          ASSET          DATE           (LOSS)
--------------              ---------------------      ------------    -----------    -----------   -------------     --------

NorthernTrust               Collective Short-Term
                              Investment Fund          $165,543,562             --    165,543,562    165,543,562           --
NorthernTrust               Collective Short-Term
                              Investment Fund                    --    166,192,287    166,192,287    166,192,287           --
NorthernTrust               Collective Daily
                              Stock Index Fund           15,118,589             --     15,118,589     15,118,589           --
NorthernTrust               Collective Daily
                              Stock Index Fund                   --      6,915,601      6,393,837      6,915,625      521,764
NorthernTrust               Collective Stable
                              Asset Fund                 28,176,145             --     28,176,145     28,176,145           --
NorthernTrust               Collective Stable
                              Asset Fund                         --     21,600,967     20,636,304     20,636,304      964,683
NorthernTrust               Northern Institutional
                              Bond Portfolio             27,281,289             --     27,281,289     27,281,289           --
NorthernTrust               Northern Institutional
                              Bond Portfolio                     --     18,797,927     16,507,731     16,507,731    2,290,197
NorthernTrust               Franklin Strategic
                              Small Cap Growth Fund      32,231,610             --     32,231,610     32,231,610           --
NorthernTrust               Franklin Strategic
                              Small Cap Growth Fund              --     18,637,066     17,743,475     17,743,475      893,591
NorthernTrust               MFS Research Fund            17,950,063             --     17,950,063     17,950,063           --
NorthernTrust               MFS Research Fund                    --     15,444,015      8,306,721     11,875,373    3,568,642
NorthernTrust               Neuberger & Berman
                              Partner Trust Fund         20,700,746             --     20,700,746     20,700,746           --
NorthernTrust               Neuberger & Berman
                              Partner Trust Fund                 --     23,171,519     22,316,673     22,316,673      854,846
NorthernTrust               Schwab Family
                              Money Market Fund          35,266,150             --     35,266,150     35,266,150           --
NorthernTrust               Schwab Family
                              Money Market Fund                  --     32,188,335     32,188,335     32,188,335           --
NorthernTrust               Templeton
                              Foreign Fund               29,820,176             --     29,820,176     29,820,176           --
NorthernTrust               Templeton
                              Foreign Fund                       --      9,083,279      8,498,520      8,498,520      584,759



See accompanying independent auditors' report.

                                                                      SCHEDULE 5

                  PHYCOR, INC. SAVINGS AND PROFIT SHARING PLAN

                 Item 27(d) Schedule of Reportable Transactions

                        For year ended December 31, 1998




Single transactions with any person with respect to securities in excess of 5% of Plan assets at beginning of Plan year [DOL REG. 2520, 103-6(c)(iv)]

There were no reportable type (iv) transactions during the year ended December 31, 1998.














See accompanying independent auditors' report.

                                   SIGNATURES

         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    PhyCor, Inc. Savings and Profit Sharing Plan



June 29, 1999                       /s/ John K. Crawford
                                    --------------------------------------------
                                    John K. Crawford
                                    Chief Financial Officer

                                  EXHIBIT INDEX


1.  EX-23     Independent Auditors' Consent